Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Rights to Purchase Shares of Series A Junior Participating Preferred Stock

of

BIOCLINICA, INC.

at

$7.25 Net Per Share

by

BC ACQUISITION CORP.

a wholly-owned subsidiary of

BIOCORE HOLDINGS, INC.

an affiliate of

JLL PARTNERS FUND VI, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, MARCH 11, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

BC Acquisition Corp., a Delaware corporation (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.00025 per share (the “Common Stock”), of BioClinica, Inc., a Delaware corporation (“BioClinica”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.00025 per share, of BioClinica (the “Preferred Stock Purchase Rights,” and collectively with the Common Stock, the “Shares”) at a price of $7.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 29, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), among BioCore Holdings, Inc., a Delaware corporation and our sole stockholder (“Parent”), Purchaser and BioClinica, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into BioClinica, and BioClinica will be the surviving corporation (the “Merger”). Parent is a wholly-owned subsidiary of BioCore Holdings, LLC, a Delaware limited liability company (“Intermediate Holdco”), which is in turn a wholly-owned subsidiary of JLL ICE Holdings, LLC, a Delaware limited liability company (“Holdco”). Purchaser, Parent, Intermediate Holdco and Holdco are affiliates of JLL Partners Fund VI, L.P., a Delaware limited partnership (the “Sponsor”), which is a private equity investment fund managed by JLL Partners, Inc., a Delaware corporation (“JLL”).

THE BOARD OF DIRECTORS OF BIOCLINICA UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL YOUR SHARES INTO THE OFFER.

After careful consideration, the BioClinica board of directors has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of BioClinica’s stockholders, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of BioClinica’s stockholders unless the adoption of the Merger Agreement by BioClinica’s stockholders is not required by applicable law, and (v) recommended that BioClinica’s stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is, however, subject to the Minimum Tender Condition, the HSR Condition (each as defined in the Summary Term Sheet) and other conditions described in Section 13 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

February 11, 2013

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Depositary”) for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer” of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this Offer to Purchase or in the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Purchaser, a wholly-owned subsidiary of Parent, is offering to purchase all outstanding shares of Common Stock, and the associated Preferred Stock Purchase Rights, at a price of $7.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of BioClinica, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires. Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” will be to United States dollars.

WHO IS OFFERING TO BUY MY SECURITIES?

•

The Offer is by Purchaser, a recently formed Delaware corporation and a wholly-owned subsidiary of Parent. Parent is a recently formed Delaware corporation. Purchaser and Parent have been organized in connection with the transactions contemplated by the Merger Agreement. Contemporaneously with its execution of the Merger Agreement pursuant to which this Offer is being made, Parent also executed an agreement pursuant to which Parent would acquire CoreLab Partners, Inc. (“CoreLabs”), subject to the terms and conditions set forth therein (the “CoreLabs Purchase Agreement”). CoreLabs is a provider of medical imaging services and cardiac safety solutions for clinical trials. Parent and Purchaser have not carried on any activities other than entering into the Merger Agreement and, in the case of Parent, the CoreLabs Purchase Agreement, and conducting activities in connection with the transactions contemplated by such agreements and the related financing.

•

Parent is a wholly-owned subsidiary of Intermediate Holdco, which is a recently formed Delaware limited liability company. Intermediate Holdco is a wholly-owned by Holdco, which is a recently formed Delaware limited liability company. Purchaser, Parent, Intermediate Holdco and Holdco are affiliates of the Sponsor.

•

The Sponsor is a limited partnership organized under the laws of the State of Delaware that is managed by JLL. JLL is a New York-based leading private equity investment firm with approximately $4 billion of capital under management. JLL’s investment philosophy is to partner with outstanding management teams and invest in companies that they can continue to grow into market leaders. JLL has invested in a variety of industries, with special focus on the healthcare and pharmaceutical services industries. More information on JLL can be found on the website www.jllpartners.com.

•	See Section 9 — “Certain Information Concerning Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•

Purchaser is seeking to purchase all of the issued and outstanding shares of Common Stock of BioClinica and the associated Preferred Stock Purchase Rights. See the Introduction and Section 1 — “Terms of the Offer.”

WHAT ARE THE PREFERRED STOCK PURCHASE RIGHTS?

•	The Preferred Stock Purchase Rights are rights to purchase Series A Junior Participating Preferred Stock of BioClinica, issued pursuant to BioClinica’s Amended and Restated Rights Agreement, dated as of March 23, 2011. The Preferred Stock Purchase Rights were issued to all BioClinica stockholders, but currently are not represented by separate certificates. Instead, the Preferred Stock Purchase Rights are represented by and are transferable with your shares of Common Stock. A tender of your shares of Common Stock will include a tender of the Preferred Stock Purchase Rights. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay $7.25 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

•

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THIS OFFER?

•

Purchaser is making this Offer as required by the terms of the Merger Agreement pursuant to which the Purchaser seeks to acquire BioClinica. See Sections 1 and 11 — “Terms of the Offer” and “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT DOES THE BOARD OF DIRECTORS OF BIOCLINICA THINK OF THE OFFER?

•

The Offer is being made pursuant to the terms of the Merger Agreement with BioClinica. The BioClinica board of directors has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of BioClinica, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of BioClinica unless the adoption of the Merger Agreement by the stockholders of BioClinica is not required by applicable law, (v) recommended that the stockholders of BioClinica accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) caused any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to BioClinica, Parent, Purchaser or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby (including the Offer, the Merger and the Top-Up (as defined below in this Summary Term Sheet under “— What is the Top-Up and When Could it be Exercised?”)) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Purchaser and their respective affiliates solely with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up), and (vii) authorized and approved the Top-Up and the issuance of Shares thereunder. See also the Introduction to this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On January 29, 2013, the last full trading day before we announced that we had entered into the Merger Agreement, the last reported closing price per Share reported on the NASDAQ Global Market was

$6.04 per Share. On February 8, 2013, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the NASDAQ Global Market was $7.23 per Share. See Section 6 — “Price Range of Shares; Dividends.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is conditioned upon, among other conditions, the following:

•

there must be validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent, Purchaser or their affiliates, represent a majority of the sum of (x) the issued and outstanding shares of Common Stock as of the expiration of the Offer, plus (y) the aggregate number of shares of Common Stock issuable to holders of options to purchase Common Stock with respect to which either (i) the exercise price is less than the Offer Price or (ii) BioClinica or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Common Stock have not yet been issued to such exercising holders of stock options) (the “Minimum Tender Condition”); and

•

any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the “HSR Act”), applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger must have expired or terminated (the “HSR Condition”).

•

Parent filed a premerger notification and report form under the HSR Act in connection with the purchase of Shares in the Offer and the Merger on February 8, 2013 and the required waiting period will expire at 11:59 p.m., New York City time on February 25, 2013, unless earlier terminated or unless Parent receives a request for additional information.

•	Other than the Minimum Tender Condition, we may (subject to applicable law) waive any condition, in whole or in part, at any time without BioClinica’s consent.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction and Section 13 — “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. BioClinica, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Top-Up, if required, and the Merger. See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•

Yes. Purchaser estimates that if it acquires all of the Shares pursuant to the Offer, the total amount of cash required to consummate the Offer and the Merger (including related fees and expenses of Purchaser and its affiliates) will be approximately $123 million. All such funds are currently available from the committed equity capital of the Sponsor, which has been committed to Parent in respect of the Offer and available cash at BioClinica. Purchaser’s obligation to purchase the Shares validly tendered and not properly withdrawn in the Offer is not subject to any financing condition. See Sections 11 and 12 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements” and “Source and Amount of Funds.”

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No. Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

Parent has been organized solely in connection with the Merger Agreement, this Offer and the CoreLabs Purchase Agreement and has not carried on any activities other than in connection with the Merger Agreement, this Offer, the CoreLabs Purchase Agreement and the related financing. Because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash that will be made available to us by the Sponsor and because of the lack of any relevant historical information concerning us, our financial condition is not relevant to your decision to tender your Shares in the Offer. See Section 12 — “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have at least until 12:00 midnight, New York City time, at the end of Monday, March 11, 2013, to decide whether to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase. See also Section 1 — “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law.

•

If, on or prior to Monday, March 11, 2013, any of the conditions to the Offer have not been satisfied or waived, then, subject to the rights of BioClinica, Parent and Purchaser to terminate the Merger Agreement (as described in Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements — Termination”), we will extend the Offer for successive periods of up to ten business days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of the conditions. The Merger Agreement provides that each of Parent and BioClinica can terminate the Merger Agreement if the conditions to the Offer have not been satisfied on or before April 30, 2013.

•

We have also agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission or its staff (the “SEC”) or the NASDAQ Global Market.

•

In addition, we may (but are not required to) elect to provide a “subsequent offering period” (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act, following our acceptance for payment of Shares in the Offer, if necessary so that the number of Shares directly or indirectly owned by Parent and its subsidiaries will constitute at least 90% of the total Shares outstanding. A subsequent offering period, if we elect to provide one or more, will be up to ten business days each. Although we reserve our right to provide one or more subsequent offering periods, we do not currently intend to do so. During any subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $7.25 per Share, net to you in cash, without interest and less any applicable withholding taxes. See Sections 1 and 2 — “Terms of the Offer” and “Acceptance for Payment and Payment for Shares.”

WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?

•

A subsequent offering period is not an extension of the Offer. A subsequent offering period, if there is one, would occur only after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the Expiration Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer or decides to provide for a subsequent offering period, we will inform Computershare Trust Company, N.A., the Depositary for this Offer, of that fact and will issue a press release with the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire or, in the case of a subsequent offering period, did expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

•

If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares.”

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

CAN HOLDERS OF RESTRICTED STOCK OR VESTED STOCK OPTIONS PARTICIPATE IN THE OFFER?

•

Each holder of an outstanding award of BioClinica restricted stock will have the right to tender such restricted stock in the Offer. Effective upon the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, each share of restricted stock will become fully vested, and the restrictions thereon will lapse.

•

The Offer is not being made for stock options. However, when we accept Shares for payment in the Offer, each outstanding stock option will vest in full and will become exercisable for Shares in accordance with the Merger Agreement and BioClinica’s equity compensation plans. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised option will be cancelled in the Merger and, in exchange therefor, each former holder of any such cancelled option will receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price per Share previously subject to such option and (ii) the total number of Shares for which such option is exercisable.

•	See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to the Expiration Date. Shares validly tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary during the period in which you have a right to withdraw such tendered Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 —  “Withdrawal Rights.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept for payment and pay for Shares in the Offer, we are required to merge Purchaser with and into BioClinica, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and BioClinica’s certificate of incorporation and bylaws, including a vote of BioClinica’s stockholders, if a vote is required. BioClinica will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent. In the Merger, BioClinica stockholders who did not tender their Shares in the Offer will receive the same price per Share that is paid in the Offer, in cash in exchange for their Shares in the Merger, without interest and less any applicable withholding taxes. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the Top-Up or through other means, such as open market purchases, we expect to effect the Merger without convening a meeting of the BioClinica stockholders. There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), if those rights are perfected. See also the Introduction to this Offer to Purchase.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL BIOCLINICA CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, BioClinica will no longer be publicly owned. Even prior to the Merger or if the Merger does not occur, if Purchaser purchases all Shares that have been tendered in the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible for trading on the NASDAQ Global Market or any other securities market, there may not be a public trading market for the Shares, and BioClinica may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE TOP-UP AND WHEN COULD IT BE EXERCISED?

•

Immediately following acceptance for payment of the Shares tendered into the Offer, BioClinica has agreed, subject to certain limitations set forth in the Merger Agreement, to grant Purchaser an option to purchase (the “Top-Up”), at a price per Share equal to the Offer Price, a number of newly issued Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares directly or indirectly owned by Parent and its subsidiaries at the time of exercise of the Top-Up, constitute 90% of the total Shares that would be outstanding immediately after the issuance of the Top-Up Shares. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form merger” pursuant to the DGCL. We expect to exercise the Top-Up, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. Any impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of fair value of Shares in any appraisal proceeding in connection with the Merger. See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements” and Section 15 — “Certain Legal Matters.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and Purchaser purchases Shares that have been tendered in the Offer, then upon purchase of such Shares (and prior to the Merger) there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible for trading on the NASDAQ Global Market or any other securities market, there may not be a public trading market for the Shares, and BioClinica may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. If Purchaser purchases Shares in the Offer, we are obligated under the Merger Agreement to consummate the Merger, subject to the terms and conditions set forth in the Merger Agreement. Following acceptance of Shares for payment but prior to the Merger, or if the Merger does not occur as described above, Purchaser and its affiliates (including Parent and the Sponsor) reserve the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than the price paid in the Offer. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

•

Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.”

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

IF I TENDER MY SHARES IN THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in Section 13 — “Conditions of the Offer” of this Offer to Purchase are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by the Offer Price in cash without interest and less any applicable withholding taxes, promptly following the Expiration Date. See Sections 1 and 2 — “Terms of the Offer” and “Acceptance for Payment and Payment for Shares.”

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

•

If you are a U.S. Holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), the receipt of the Offer Price or the Merger Consideration, as applicable, generally will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Stockholders are urged to consult with their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more detailed explanation of the United States federal income tax considerations relevant to the Offer and the Merger, see Section 5 — “Material U.S Federal Income Tax Consequences of the Offer and the Merger.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•

No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, BioClinica’s stockholders who have not tendered their Shares pursuant to the Offer, and who have not voted in favor of the Merger will have certain rights under Section 262 of the DGCL, to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. BioClinica’s stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the Merger. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by Purchaser pursuant to the Offer. If any stockholder of BioClinica who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price. See Section 15 — “Certain Legal Matters.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

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You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. Banks and brokers may call the Information Agent collect at (212) 750-5833. See the back cover of this Offer to Purchase.

To All Holders of BioClinica, Inc. Common Stock:

INTRODUCTION

BC Acquisition Corp., a Delaware corporation (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.00025 per share (the “Common Stock”), of BioClinica, Inc., a Delaware corporation (“BioClinica”), including the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.00025 per share (the “Preferred Stock Purchase Rights,” and collectively with the Common Stock, the “Shares”) at a price of $7.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of January 29, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), among BioCore Holdings, Inc., a Delaware corporation and our sole stockholder (“Parent”), Purchaser and BioClinica, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into BioClinica, and BioClinica will be the surviving corporation (such corporation, the “Surviving Corporation” and such merger, the “Merger”) and a wholly-owned subsidiary of Parent. Capitalized terms used, but not defined, herein will have the respective meanings given to them in the Merger Agreement.

The Offer will expire at 12:00 midnight, New York City time, at the end of Monday, March 11, 2013, unless the Offer is extended or earlier terminated. See Sections 1, 13 and 15 — “Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

THE BOARD OF DIRECTORS OF BIOCLINICA UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL YOUR SHARES INTO THE OFFER.

The BioClinica board of directors has unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of BioClinica, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of BioClinica unless the adoption of the Merger Agreement by the stockholders of BioClinica is not required by applicable law, (v) recommended that the stockholders of BioClinica accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) caused any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to BioClinica, Parent, Purchaser or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby (including the Offer, the Top-Up (as defined below in this Introduction) and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Purchaser and their respective affiliates solely with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger), and (vii) authorized and approved the Top-Up and the issuance of Shares thereunder.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent, Purchaser or their affiliates, represent a majority of the sum of (x) the issued and outstanding shares of Common Stock as of the expiration of the Offer, plus (y) the aggregate number of shares of Common Stock issuable to holders of options to purchase Common Stock (“Options”) with respect to which either (i) the exercise price is less than the Offer Price or (ii) BioClinica or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Common Stock have not yet been issued to such exercising holders of Options) (the “Minimum Tender Condition”). The Offer is also subject to the satisfaction of certain other conditions, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”), and (ii) that, since January 29, 2013, there will not have occurred any change, circumstance, event or occurrence that has had or could reasonably be expected to have a material adverse effect on BioClinica. See Section 13 — “Conditions of the Offer.”

Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, we expressly reserve the right to waive any condition, in whole or in part, and to increase the Offer Price or make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of BioClinica: (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in a manner adverse to any holder of Shares, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer, in any manner other than in compliance with the terms of the Merger Agreement or (vii) except as necessary to obtain sufficient Shares so that Parent and its subsidiaries own at least 90% of the Shares then outstanding, provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

BioClinica has represented in the Merger Agreement that, as of January 25, 2013, (i) 15,685,671 Shares were issued and outstanding, and (ii) 1,553,965 Shares were reserved for issuance under BioClinica’s equity incentive plans with respect to outstanding Options. Based upon the foregoing, as of January 25, 2013, and assuming solely for these purposes that the holders of all of the outstanding Options provide notices of exercise prior to the Expiration Date or have exercise prices less than the Offer Price, the Minimum Tender Condition would be satisfied if 8,619,819 Shares were validly tendered and not properly withdrawn in the Offer. If the Minimum Tender Condition is satisfied and Purchaser accepts for payment and pays for the Shares tendered in the Offer, Purchaser will be able to designate directors constituting a majority of BioClinica’s board of directors. See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

For factors considered by the BioClinica’s board of directors, see BioClinica’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (“SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent, BioClinica or any of their direct or indirect wholly-owned subsidiaries immediately prior to the Effective Time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, and any dissenting Shares) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the “Merger Consideration”) payable, without interest and less any applicable withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined in Section 3  — “Procedures for Tendering Shares” below) relating to such Shares. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain

Other Agreements.” Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain material U.S. federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the approval of the Merger substantially as set forth in the Merger Agreement by the requisite vote of stockholders of BioClinica, unless the Merger is consummated as a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) as described below. Under the DGCL, the affirmative vote of the holders of a majority of the issued and outstanding Shares (a “Majority Vote”) is the only vote of any class or series of BioClinica’s stock that would be necessary to approve the Merger at any required meeting of BioClinica’s stockholders. If, following the purchase of Shares by us pursuant to the Offer, during any subsequent offering period, or otherwise, we own outstanding Shares representing a Majority Vote, we will be able to effect the Merger without the affirmative vote of any other BioClinica stockholder.

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation (a “short-form merger”). Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as practicable after such acquisition, without a meeting of the stockholders of BioClinica. See Section 15 — “Certain Legal Matters.”

Under the Merger Agreement, if we do not acquire sufficient Shares in the Offer to complete the Merger under the short-form merger provisions of the DGCL, we have the option, subject to certain limitations set forth in the Merger Agreement, to purchase from BioClinica additional Shares (the “Top-Up Shares”) at a price per Share equal to the Offer Price sufficient to cause us to own at least 90% of the Shares then outstanding. We refer to this option as the “Top-Up.” The exercise price for the Top-Up is to be paid either entirely in cash or, at Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to BioClinica a promissory note equal to the balance of the aggregate purchase price pursuant to the Top-Up. The promissory note (i) will be unsecured, non-transferable and due on the first anniversary of the consummation of the Top-Up, (ii) will bear simple interest of 5% per annum (payable on maturity), (iii) will be full recourse to Parent and Purchaser, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) will have no other material terms. We expect to exercise the Top-Up, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than the Offer Price. In any event, if Parent and Purchaser acquire, in the aggregate, at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the short-form merger provisions of the DGCL. Any impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of fair value of Shares in any appraisal proceeding in connection with the Merger. As referenced above, BioClinica has represented in the Merger Agreement that, as of January 25, 2013, (i) 15,685,671 Shares were issued and outstanding, and (ii) 1,553,965 Shares were reserved for issuance under BioClinica’s equity incentive plans with respect to outstanding Options. Based upon the foregoing, as of January 25, 2013, approximately 78% of the issued and outstanding Shares would need to be tendered in the Offer or any subsequent offering period or acquired by Purchaser after completion of the Offer through other means, such as open market purchases, through privately negotiated purchases or otherwise in order for us to be able to exercise the Top-Up.

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See

Section 15 — “Certain Legal Matters.” Each holder of an outstanding award of BioClinica restricted stock will have the right to tender such restricted stock into the Offer. Effective upon the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, each share of restricted stock will become fully vested, and the restrictions thereon will lapse.

Each holder of an outstanding award of BioClinica restricted stock will have the right to tender such restricted stock into the Offer. Effective upon the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, each share of restricted stock will become fully vested, and the restrictions thereon will lapse.

The Offer is not being made for Options to acquire Shares of BioClinica. However, when we accept Shares for payment in the Offer, each outstanding Option will vest in full and will become exercisable for Shares in accordance with the Merger Agreement and BioClinica’s equity compensation plans. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised Option will be cancelled in the Merger and, in exchange therefor, each former holder of any such cancelled Option will receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option and (ii) the total number of Shares for which such Option is exercisable. See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding at the applicable rate on the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND BOTH DOCUMENTS SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay $7.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, for all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of Monday, March 11, 2013, unless we, in accordance with the Merger Agreement and applicable law, have extended the initial offering period of the Offer, in which case the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the HSR Condition and the other conditions described in Section 13 — “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements” occur.

Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, we expressly reserve the right to waive any condition, in whole or in part, and to increase the Offer Price or make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of BioClinica:

•	reduce the number of Shares sought to be purchased in the Offer,

•	reduce the Offer Price,

•	change the form of consideration payable in the Offer,

•	amend, modify or waive the Minimum Tender Condition,

•	add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in a manner adverse to any holder of Shares,

•	terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer, in any manner other than in compliance with the terms of the Merger Agreement, or

•

except as necessary to obtain sufficient Shares so that Parent and its subsidiaries own at least 90% of the Shares then outstanding, provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Offer must remain open through the end of the day on Monday, March 11, 2013, which is the date that is twenty business days following (and including the day of) the commencement of the Offer. If this Agreement is validly terminated in accordance with the terms of the Merger Agreement, Purchaser will (i) promptly (and in any event within twenty-four hours of such termination) terminate the Offer and in any event will not acquire any Shares thereto and (ii) promptly return, and will cause the Depositary to return, in accordance with applicable law, all tendered Shares.

If, prior to the end of the day on Monday, March 11, 2013, any of the conditions to the Offer have not been satisfied or waived, then, subject to the rights of BioClinica, Parent and Purchaser to terminate the Merger Agreement, we will extend the Offer for successive periods of up to ten business days each ending no later than April 30, 2013, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of the conditions. We have also agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or the NASDAQ Global Market. Subject to the terms of the Merger Agreement. Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release via PR Newswire (or such other media outlet or outlets it deems prudent) and making any appropriate filing with the SEC no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date or date of termination of any subsequent offering period.

There can be no assurance that we will be permitted or required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to terms of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.” Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit Purchaser to complete the Merger under the short-form merger provisions of the DGCL, then Purchaser may (but is not required to) elect to provide a “subsequent offering period” (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act (each, a “Subsequent Offering Period”). A Subsequent Offering Period, if we elect to provide one or more, will be up to ten business days each. Although we reserve our right to provide one or more subsequent offering periods, we do not currently intend to do so. During any Subsequent Offering Period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $7.25 per Share, net to you in cash, without interest and less any applicable withholding taxes. See Section 2 — “Acceptance for Payment and Payment for Shares.”

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending satisfaction of the HSR Condition. See Sections 13 and 15 — “Conditions of the Offer” and “Certain Legal Matters.” Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer. During any such period, such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.”

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, we currently intend to make announcements by issuing a press release via PR Newswire (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the consideration offered or a change in percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. With respect to a change in the consideration offered, or subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, a tender offer generally must remain open for a minimum of ten business days from the date of such change to allow for adequate disclosure to stockholders.

A Subsequent Offering Period would be an additional period of time following the Expiration Date during which stockholders could tender Shares not tendered in the Offer and receive the Offer Price. During a Subsequent Offering Period, if any, we will immediately accept for payment and pay for Shares as they are tendered, and tendering stockholders will not have withdrawal rights. Additionally, during a Subsequent Offering Period, if any, for Shares to be validly tendered, the Depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal. Shareholders will not be permitted to tender Shares by means of guaranteed delivery procedure during a Subsequent Offering Period. We cannot provide a Subsequent Offering Period unless we announce the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin a Subsequent Offering Period. Although we reserve our right to provide a Subsequent Offering Period, we do not currently intend to do so.

BioClinica has agreed to provide us with BioClinica’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares whose names appear on BioClinica’s stockholder list and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and provided that the Offer has not been terminated as described in Section 1 — “Terms of the Offer,” promptly after the Expiration Date, we will accept for payment, purchase and pay for all Shares validly tendered, and not properly withdrawn in accordance with the procedure set forth in Section 4 — “Withdrawal Rights,” prior to the Expiration Date. If we provide a Subsequent Offering Period, we will immediately accept and pay for Shares as they are tendered during the Subsequent Offering Period. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending satisfaction of the HSR Condition. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15 — “Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below in Section 3 — “Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If we are delayed in our acceptance for payment or payment for Shares, or are unable to accept for payment or pay for Shares in the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on our behalf, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholder are entitled to do so as described in Section 4 — “Withdrawal Rights.” In the case of tendered shares delivered by book-entry transfer into the Depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 3 — “Procedures for Tendering Shares,” those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer:

•

a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

By tendering Shares in accordance with these procedures, a tendering stockholder will also tender the Preferred Stock Purchase Rights associated with the Shares without any further action on the part of the tendering stockholder. If the Preferred Stock Purchase Rights were distributed to BioClinica’s stockholders as a result of a triggering event, a tender of Shares would need to be accompanied by a simultaneous tender of the Preferred Stock Purchase Rights. BioClinica has advised us that it has taken the action necessary to ensure that the Offer and the Merger do not constitute a triggering event.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message in lieu of the Letter of Transmittal. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period), or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the Subsequent Offering Period and no guaranteed delivery procedure will be available during a Subsequent Offering Period.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Market is open for business.

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of the DTC and the Depositary; provided, however, that if the notice is sent by a DTC through electronic means, it must state that the DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Stockholders will not be permitted to tender Shares by means of a guaranteed delivery during a Subsequent Offering Period.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of BioClinica, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of BioClinica stockholders.

Options. The Offer is made only for Shares and is not made for any Option. Holders of vested but unexercised Options may participate in the Offer only if they first exercise their Options in accordance with the terms of the applicable option plan and tender Shares, if any, issued upon such exercise.

However, when we accept Shares for payment in the Offer, each outstanding Option will vest in full and will become exercisable for Shares in accordance with the Merger Agreement and BioClinica’s equity compensation plans. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised Option will be cancelled in the Merger and, in exchange therefor, each former holder of any such cancelled Option will receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option and (ii) the total number of Shares for which such Option is exercisable.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, BioClinica or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. Holder should complete and return the Form W-9 included in the Letter of Transmittal. Tendering non-U.S. Holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. Holder” and “non-U.S. Holder” and a more detailed discussion of backup withholding, see Section 5 —“Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

Tender Constitutes Binding Agreement. Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer according to the procedures set forth below at any time prior to the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after April 11, 2013, which is the sixtieth (60th) day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, BioClinica or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

If we extend the Offer, we delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Date.

In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) of Shares sold in the Offer or converted into cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets. In addition, this summary does not address tax considerations which may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to U.S. Holders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the Offer and the Merger.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this summary, a “U.S. Holder” is a BioClinica stockholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

Effect of the Offer and Merger

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer of the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of Shares; Dividends

BioClinica’s Common Stock trades on the NASDAQ Global Market under the symbol “BIOC.” The following table sets forth the range of high and low sales prices for each quarterly period for the fiscal years ended December 31, 2012, 2011 and 2010, and the first quarter of 2013.

	High	Low
2013
First Quarter (through February 8, 2013)	$7.29	$5.50
2012
First Quarter	$5.80	$4.22
Second Quarter	$6.16	$4.70
Third Quarter	$6.59	$4.80
Fourth Quarter	$6.52	$4.60
2011
First Quarter	$5.60	$4.20
Second Quarter	$5.60	$4.76
Third Quarter	$5.16	$4.40
Fourth Quarter	$4.85	$4.10
2010
First Quarter	$5.93	$4.08
Second Quarter	$5.46	$3.95
Third Quarter	$4.46	$3.13
Fourth Quarter	$4.77	$3.50

On January 29, 2013, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Market during normal trading hours was $6.04 per Share. On February 8, 2013, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Market during normal trading hours was $7.23 per Share. BioClinica has never paid cash dividends on its Common Stock. In BioClinica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, BioClinica has indicated that it planned to retain its future earnings, if any, to finance further research and development and did not expect to pay any cash dividends in the foreseeable future.

Additionally, under the terms of the Merger Agreement, BioClinica is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into BioClinica, and BioClinica will be the Surviving Corporation. The certificate of incorporation and the bylaws of Purchaser will be the certificate of incorporation and the bylaws of the Surviving Corporation until changed or amended. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of BioClinica immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds:

•

(a) the number of publicly held Shares falls below 750,000, (b) the total number of holders of record and holders of beneficial interests, taken together, in Shares falls below 400, (c) the market value of publicly held Shares is less than $5 million, (d) there are fewer than two active and registered market makers in the Shares, (e) BioClinica has stockholders’ equity of less than $10 million, or (f) the bid price for the Shares is less than $1; or

•

(a) the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Parent upon completion of the Offer) falls below 1.1 million, (b) the total number of holders of record and holders of beneficial interests, taken together, in Shares falls below 400, (c) the market value of such publicly-held Shares is less than $15 million, (d) there are fewer than four registered market makers for the Shares, or (e) (1)the market value of the Shares is less than $50 million and (2) the total assets and total revenue for the most recently completed fiscal year or two of the three most recently completed fiscal years are not at least $50 million. Shares held by officers or directors of BioClinica, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose.

Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of publicly held Shares falls below 300, (c) the market value of publicly held Shares is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares, (e) the bid price for the Shares is less than $1, or (f) (i) BioClinica has stockholders’ equity of less than $2.5 million, (ii) the market value of BioClinica’s listed securities is less than $35 million, and (iii) BioClinica’s net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years. Shares held by officers or directors of BioClinica, or by any beneficial owner of more than ten percent (10%) of the Shares, will not be considered as being publicly held for this purpose. BioClinica has represented in the Merger Agreement that, as of January 25, 2013, there were approximately 15,685,671 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the

Exchange Act. Registration of the Shares may be terminated by BioClinica upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause BioClinica to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by BioClinica to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to BioClinica. Furthermore, the ability of “affiliates” of BioClinica and persons holding “restricted securities” of BioClinica to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8.	Certain Information Concerning BioClinica

The following description of BioClinica and its business has been taken from BioClinica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and is qualified in its entirety by reference to such report.

BioClinica provides integrated clinical research technology solutions to pharmaceutical, biotechnology, and medical device companies, and other organizations such as contract research organizations, or CROs, engaged in global clinical studies. BioClinica’s products and services include: medical image management, electronic data capture, clinical data management, interactive voice and web response, clinical trial supply forecasting tools, clinical trial management systems, and electronic image transport and archive solutions. By supplying enterprise-class software and hosted solutions accompanied by expert services to fully utilize these tools, BioClinica believes that its offerings provide its clients, large and small, improved speed and efficiency in the execution of clinical studies, with reduced clinical and business risk.

BioClinica’s solutions support clinical stage research and development, or R&D, functions for its clients, and specifically, the collection, cleaning, and reporting of data related to their clinical trials. For large pharmaceutical and biotechnology companies, outsourcing these services to BioClinica is a cost effective alternative to the fixed cost model associated with internal drug development. Moreover, these large companies can benefit from BioClinica’s technical resource pool, broad therapeutic expertise, and global infrastructure to support simultaneous multi-country clinical trials. For smaller companies, BioClinica provides the focused expertise and the manpower that they simply may not have in-house to pursue the resource-intensive clinical stages of drug development.

BioClinica’s vision is to build critical mass in the complementary disciplines of clinical research related to data collection and processing — especially those which can benefit from our information technology products and support services — and to integrate these offerings in ways that yield efficiency and value for our clients. BioClinica’s goal is to provide demonstrable benefits to sponsor clients through this strategy, that is, more reliable, faster and less expensive drug development. BioClinica believes that the outsourcing of these services should continue to increase in the future because of continued pressure on clinical trial sponsors, including factors such as: the need to more tightly manage costs, capacity limitations, reductions in marketing exclusivity periods, the desire to reduce development time, increased globalization of clinical trials, productivity challenges, imminent patent expirations, and more stringent regulation. BioClinica believes these trends will continue to create opportunities for companies like BioClinica that are focused on improving the efficiency of drug and medical device development.

BioClinica is a Delaware corporation with its principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940. The telephone number of BioClinica at such office is (267) 757-3000.

Certain Projections.

In connection with Parent’s due diligence review, BioClinica provided certain projected and budgeted financial information concerning BioClinica to Parent. BioClinica’s internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The projections reflect numerous variables and assumptions that are inherently uncertain and may be beyond the control of BioClinica, including but not limited to meeting certain sales performance criteria and implementing certain cost saving initiatives. BioClinica adopted the projections as its most realistic estimate of BioClinica’s future financial performance. Important factors that may affect actual results and result in projected results not being achieved include, but are not limited to, fluctuations in demand for BioClinica’s services; change in customer budgets; client contract cancellations and postponements of client clinical trials; failure of BioClinica to retain, recruit and hire key management, sales and technical personnel; inability to achieve cost saving initiatives; the failure to adequately enable the sales force to achieve certain sales performance objectives; the impact of the current economic environment; BioClinica’s ability to generate new client contracts and maintain its existing clients’ contracts; BioClinica’s evaluation of its backlog and the potential cancellation of contracts; the possibility BioClinica under-prices its contracts or overruns cost estimates and the effect on its financial results by failure to receive approval for change orders and by delays in documenting change orders; BioClinica’s ability to implement its business strategy; international economic, political and other risks that could negatively affect BioClinica’s results of operations or financial position; changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries; the reduction of expenditures by branded pharmaceutical, biotechnology, generic drug or medical device companies; actions or inspections by regulatory authorities and the impact on BioClinica’s clients’ decisions to not award future contracts to BioClinica or to cancel existing contracts; the impact of healthcare reform; the fact that one or a limited number of clients may account for a large percentage of BioClinica’s revenues; the incurrence of significant taxes to repatriate funds; the fluctuation of BioClinica’s operating results from period to period; BioClinica’s assessment of its goodwill valuation; the impact of foreign currency fluctuations; tax law changes in foreign jurisdictions; investigations by governmental authorities regarding BioClinica’s inter-company transfer pricing policies or changes to their laws in a manner that could increase BioClinica’s effective tax rate or otherwise harm its business; BioClinica’s lack of the resources needed to compete effectively with larger competitors; BioClinica’s potential liability in connection with the conducting of clinical trials; BioClinica’s handling and disposal of medical information; failure to comply with applicable governmental regulations; the continued effectiveness and availability of BioClinica’s information technology infrastructure; losses related to BioClinica’s self-insurance of its employees’ healthcare costs in the United States; the material weaknesses relating to BioClinica’s internal controls, and risks and uncertainties associated with discontinued operations and other risks described in BioClinica’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2011, and subsequent SEC reports. The projections also may be affected by BioClinica’s ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions which are difficult to predict and many of which are beyond BioClinica’s control. Moreover, the assumptions are based on certain business decisions that are subject to change. Therefore, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Parent, Purchaser, BioClinica or their respective affiliates, advisors or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of Parent, Purchaser, BioClinica nor their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. BioClinica does not intend to make publicly available any update or other revisions to the projections, except as required by law. None of Parent, Purchaser, BioClinica nor their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of BioClinica compared to the information contained in the projections or that forecasted results will be achieved. BioClinica has made no representation to Parent, in the Merger Agreement or otherwise, concerning the projections. Furthermore, none of Parent, Purchaser, BioClinica nor any of their respective affiliates or representatives makes any representation to any other person regarding the projections. The projections are not being included in this Schedule to influence a stockholder’s decision whether to tender his or her Shares in the Offer, but because the projections were made available by BioClinica to Parent.

BIOCLINICA’S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTED INFORMATION PROVIDED IN THIS SCHEDULE.

In connection with Parent’s due diligence review, BioClinica provided the following projected financial information to Parent for years 2012-2014.

($ in millions except per share data) Fiscal Period End	FYE 2012 (1)	FYE 2013	FYE 2014
Statement of Operations
Service Revenues	79.0	89.1	101.5
EBITDA (2)	12.6	15.6	19.7
EBITDA minus Capital Expenditures (3)	3.7	3.7	10.7
Operating Income (4)	6.5	9.2	12.0
Earnings Per Share	0.23	0.33	0.43

(1)	These results are the same as BioClinica’s actual 2012 results which were disclosed on February 6, 2013.
(2)	EBITDA is a non-GAAP (as defined below) financial measure. For these purposes, EBITDA means GAAP earnings before interest, taxes, depreciation, amortization and restructuring costs, where applicable.
(3)	EBITDA minus Capital Expenditures results reflect EBITDA less actual capital expenditures for 2012 and less the estimated capital expenditures for 2013-2014. In addition to the above financial information, BioClinica provided estimated capital expenditures to Parent for 2012 of $9.5 million and for 2013 of $6 million to $8 million, while the actual 2012 capital expenditure as reflected in the financial statements filed on February 6, 2013 was $8.9 million, and subsequently, BioClinica provided a revised capital expenditure budget to Parent for 2013 of $11.9 million.

(4)	The following table is a reconciliation of GAAP Operating Income to EBITDA. ($ in thousands)

	FYE 2012	FYE 2013	FYE 2014
GAAP Operating Income	6,508	9,193	12,046
Adjustments:
Restructuring costs	839	—	—
Depreciation and amortization	5,251	6,437	7,609
EBITDA	12,598	15,630	19,655

The above projections reflect forecasted results relating to the existing BioClinica services and new services currently under development. In addition, the projections assumed the implementation of certain profitability improvement drivers and did not assume any new acquisitions or divesture of current business.

The projections also refer to EBITDA, which is a non-GAAP financial measure. BioClinica has referenced such non-GAAP financial measures because they provide supplemental information that facilitates forecasting operating results and internal comparisons to the historical operating performance of prior periods. BioClinica is disclosing this non-GAAP financial measure in order to provide transparency to its stockholders.

These projections should be read together with BioClinica’s financial statements that can be obtained from the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BioClinica’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. These projections should also be read together with the discussion under “Risk Factors” and the other cautionary statements contained in BioClinica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent filings by BioClinica.

The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and BioClinica’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Schedule, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that BioClinica may achieve the results contained in the projections, and accordingly assume no responsibility for them.

Although Parent was provided with these projections, it did not base its evaluation of BioClinica on these projections. None of JLL, Parent, Purchaser or any of their respective affiliates or representatives participated in preparing, nor do they express any view on, the projections summarized above, or the assumptions underlying such information. The summary of the BioClinica projections is not included in this Offer to Purchase in order to influence any BioClinica stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer.

9.	Certain Information Concerning Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor

Purchaser. Purchaser, a Delaware corporation, was formed on January 22, 2013. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 10017, and its telephone number at that address is (212) 286-8600. To-date, Purchaser has engaged in no activities other than those incident to its formation and to the Offer and Merger. Purchaser is a wholly-owned subsidiary of Parent.

Parent. Parent, a Delaware corporation, was formed on January 22, 2013. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 10017, and its telephone number at that address is (212) 286-8600. Contemporaneously with its execution of the Merger Agreement pursuant to which this Offer is being made, Parent also executed an agreement pursuant to which Parent would acquire CoreLab Partners, Inc. (“CoreLabs”), subject to the terms and conditions set forth therein (the “CoreLabs Purchase Agreement”). CoreLabs is a provider of medical imaging services and cardiac safety solutions for clinical trials. The terms and conditions of the CoreLabs Purchase Agreement have not been publicly disclosed, however the closing of the transactions contemplated therein is conditioned upon the closing of the Merger. To date, Parent has engaged in no activities other than those incident to its formation, the Offer, the Merger, the CoreLabs Purchase Agreement and the related financing. Parent is a wholly-owned subsidiary of BioCore Holdings, LLC, a Delaware limited liability company (“Intermediate Holdco”).

Intermediate Holdco. Intermediate Holdco, a Delaware limited liability company, was formed on January 29, 2013. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 10017, and its telephone number at that address is (212) 286-8600. To date, Intermediate Holdco has engaged in no activities other than those incident to its formation and to the Offer and Merger. Intermediate Holdco has one member, JLL ICE Holdings, LLC, a Delaware limited liability company (“Holdco”).

Holdco. Holdco, a Delaware limited liability company, was formed on January 22, 2013. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 10017, and its telephone number at that address is (212) 286-8600. Holdco currently has one member, JLL Partners Fund VI, L.P., a Delaware limited partnership (the “Sponsor”). Contemporaneously with the execution of the Merger Agreement by Parent and Purchaser, Holdco executed an investment agreement pursuant to which affiliates of Ampersand Capital Partners and SV Life Sciences will, subject to the terms and conditions set forth therein, invest in Holdco upon the closing of the Offer (the “Investment Agreement”). Following the closing of the Offer, the Sponsor will continue to be the majority and controlling member of Holdco. To date, Holdco has engaged in no activities other than those incident to its formation, the Offer, the Merger, the Investment Agreement and the related financing.

The Sponsor. The general partner of the Sponsor is JLL Associates VI, L.P., a Delaware limited partnership (“JLL Associates VI LP”), and the general partner of JLL Associates VI is JLL Associates G.P. VI, LLC, a Delaware limited liability company (“JLL Associates VI LLC”). Paul S. Levy, a Managing Director of JLL, is the sole member of JLL Associates VI LLC and JLL Associates VI LLC. We refer to the foregoing entities (including Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor, but excluding JLL) as the “Offeror Group.” The business address for each of the foregoing entities is 450 Lexington Avenue, 31st Floor, New York, New York 10017, and the telephone number at that address for each such entity is (212) 286-8600. Contemporaneously with the execution of the Merger Agreement by Parent and the Purchaser, the Sponsor executed an equity commitment letter pursuant to which it agreed, subject to the terms and conditions thereof, to provide up to $115,000,000 to Parent to consummate the Tender Offer and the Merger (the “Equity Commitment Letter”).

JLL is a New York-based leading private equity investment firm with approximately $4 billion of capital under management. JLL’s investment philosophy is to partner with outstanding management teams and invest in companies that they can continue to grow into market leaders. JLL has invested in a variety of industries, with special focus on the healthcare and pharmaceutical services industries. More information on JLL can be found on the website www.jllpartners.com. The information contained in, accessible from or connected to JLL’s website is not incorporated into, or otherwise a part of, this Offer to Purchase.

Additional Information. The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of each of the entities in the Offeror Group is set forth on Schedule I to this Offer to Purchase. Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any member of the Offeror Group or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) none of the members of the Offeror Group nor, to the actual knowledge of the members of the

Offeror Group, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days, (c) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BioClinica (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations) (d) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed on Schedule I to this Offer to Purchase, has, during the past two years, had any business relationship or transaction with BioClinica or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (e) during the past two years, there have been no contracts, negotiations or transactions between any member of the Offeror Group or, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and BioClinica or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons or entities in the Offeror Group that are listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as set forth below, none of the persons or entities in the Offeror Group listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

We do not believe Purchaser’s financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash that will be made available to us by the Sponsor and its affiliates, (b) the Offer is not subject to any financing condition, and (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. In addition, Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

10.	Background of the Offer; Contacts with BioClinica

In the ordinary course of its business, JLL and its affiliates from time to time review and evaluate potential acquisition opportunities in light of JLL’s investment philosophy of partnering with outstanding management teams and investing in companies that they can continue to grow into market leaders. JLL has invested in a variety of industries, with special focus on the healthcare and pharmaceutical services industries.

In June 2012, EP Securities LLC (“Excel”) contacted JLL regarding its interest in pursuing a transaction with BioClinica. JLL declined to participate in the process at that time due to its involvement in other potential opportunities.

On October 12, 2012, a representative of JLL contacted Excel regarding JLL’s possible interest in BioClinica. After executing a non-disclosure agreement on October 15, 2012, JLL met with BioClinica’s management and Excel on October 16, 2012 to obtain an overview of BioClinica. JLL continued to review information about BioClinica and hold discussions with Excel.

On November 14, 2012, JLL submitted a letter to Excel indicating its interest in acquiring 100% of the outstanding shares of BioClinica at a price per share of $7.00 - $7.25 in cash, subject to customary due diligence requirements. JLL also requested BioClinica to enter into an exclusivity period during which JLL would complete the due diligence process and negotiate the transaction with BioClinica. JLL informed BioClinica that its proposal would not be subject to a financing contingency.

Thereafter, JLL negotiated an exclusivity letter with BioClinica, which was executed on November 23, 2012. In the letter, JLL confirmed that it would be prepared to offer $7.25 per share, subject to its due diligence review. JLL continued its due diligence review of BioClinica.

During the period from October 2012 to December 26, 2012, JLL was in discussions with the private equity firm that owns a majority of CoreLabs regarding a potential acquisition of CoreLabs by JLL and a potential investment by the private equity firm in the combined entity.

On December 26, 2012, JLL requested an extension of the exclusivity period with BioClinica from December 23, 2012 to January 15, 2013. In addition, JLL advised Excel that JLL was also in discussions with a third party in a similar industry that could be synergistic with the BioClinica acquisition. JLL requested that BioClinica provide access to certain BioClinica due diligence materials to the private equity firm that owned a majority of this third party.

On December 29, 2012, representatives of JLL spoke to Excel about providing the third-party private equity firm limited due diligence of BioClinica and on January 2, 2013, in a conversation between representatives of JLL and BioClinica’s chairman, JLL again asked for an extension of the exclusivity period, and discussed JLL’s rationale for BioClinica to provide due diligence to the third party private equity firm and a means to provide such information which would not be distracting to BioClinica’s management. Later that day, BioClinica’s outside legal advisor, Morgan, Lewis & Bockius, LLP (“Morgan Lewis”), called JLL’s outside legal adviser, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), to discuss an amendment to the Non-Disclosure Agreement between the parties to allow the third-party private equity firm to review certain due diligence materials subject to certain conditions, as well as an extension of exclusivity until January 23, 2013. On January 3, 2013, the parties executed an amended Non-Disclosure Agreement and extension of exclusivity until January 23, 2013.

Between January 3, 2013 and January 17, 2013, representatives of JLL and its advisers, as well as the third-party private equity firm continued their due diligence review of BioClinica. Meanwhile, representatives of JLL continued to meet and negotiate with the third-party private equity firm regarding the potential purchase by JLL of CoreLabs.

During the period from January 17, 2013 through January 29, 2013, representatives of JLL continued its due diligence efforts and financing efforts for both the acquisition of BioClinica and the acquisition of CoreLabs. During this period, representatives of Skadden and Morgan Lewis completed negotiation of the BioClinica merger agreement.

On January 29, 2013, JLL executed the merger agreement with BioClinica and a merger agreement with CoreLabs.

On January 30, 2013, BioClinica and JLL issued a press release announcing the execution of the merger agreement and related transactions, including the proposed acquisition of CoreLabs.

11.	Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer; Plans for BioClinica; Other Matters

The purpose of the Offer and the Merger is for Holdco, through Purchaser, to acquire control of, and the entire equity interest in, BioClinica. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of BioClinica. Pursuant to the Merger, Parent will acquire all of the capital stock of BioClinica not purchased pursuant to the Offer, the Top-Up or otherwise. Stockholders of BioClinica who sell their Shares in the Offer will cease to have any equity interest in BioClinica or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in BioClinica. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of BioClinica will not bear the risk of any decrease in the value of BioClinica.

If the Purchaser satisfies the Minimum Tender Condition and purchases Shares pursuant to the Offer, Parent is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the BioClinica board of directors promptly following the consummation of the Offer. See “Summary of the Merger Agreement — BioClinica’s Board of Directors” below. At the Effective Time, the certificate of incorporation of Purchaser and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws. The directors of Purchaser will become the directors of the BioClinica until their respective successors are duly elected or appointed. See “Summary of the Merger Agreement — BioClinica’s Board of Directors” below.

In the ordinary course of its business, JLL and its affiliates seek to invest in fundamentally strong companies across a wide range of industries. JLL believes that the Merger represents an attractive opportunity for BioClinica to grow its business with the benefit of strategic oversight and direction from JLL, making BioClinica an attractive long-term investment for the Sponsor. Moreover, by combining BioClinica with CoreLabs under Parent, the combined company should benefit from improved scale, diversified offerings, greater scientific expertise and deep managerial talent. The Sponsor and its affiliates have previously invested in companies within the outsourced pharmaceutical service sector and expect to leverage their expertise and relationships, as well as provide needed capital, to drive growth for the combined company. JLL also believes that BioClinica’s results should improve when unburdened from the time, expense and management distraction associated with being a public company, allowing BioClinica to make long-term decisions and investments without undue focus on short-term and quarterly earnings cycles. As a leading private equity firm, JLL is invested in its strategic goals: partnership in management, quality service, operating excellence, integration of technology, financial performance and continuous growth. Accordingly, BioClinica’s culture and mission are also important reasons why the Sponsor is investing in the company. In addition, the Offer and the Merger provide an opportunity for existing stockholders of BioClinica to sell their Shares at a premium over recent trading prices. The Offer Price represents a premium of 20% over the closing price of the shares on The NASDAQ Global Market on January 29, 2013 (the last trading day before the announcement of the Merger Agreement), and a premium of 23% over the average closing price of the shares during the thirty (30) trading days ended on January 29, 2013.

Parent and Purchaser are continuing to conduct a detailed review of BioClinica and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider any changes that may be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of BioClinica during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of BioClinica’s business, operations, capitalization and management with a view to optimizing development of BioClinica’s potential in conjunction with BioClinica’s existing businesses and JLL’s investment strategies. It is possible that JLL could implement changes to BioClinica’s business, corporate structure, charter, bylaws, capitalization, board of directors and management, that could involve, among other things, consolidating and streamlining certain operations and reorganizing, relocating, liquidating or otherwise disposing of other businesses, operations and material assets, including the winding up of BioClinica’s separate existence and integration of BioClinica’s business and operations into one or more of the JLL’s (or its affiliates’)

portfolio companies. Except as disclosed in this Offer to Purchase, Parent, Purchaser and JLL have no current plans with respect to any of such matters, but Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.

After completion of the Offer and prior to the consummation of the Merger, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the Offer Price. If we do not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the short-form merger provisions of the DGCL, we expect to acquire additional Shares by exercising the Top-Up, subject to the limitations set forth in the Merger Agreement.

Summary of the Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 13 — “Conditions of the Offer”, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer promptly after the expiration date of the Offer.

Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer, except that, without BioClinica’s prior written approval, Purchaser is not permitted to (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the conditions to the Offer or amend, modify or supplement any of the conditions to the Offer described in Section 13 — “Conditions of the Offer” in a manner adverse to any of BioClinica’s stockholders, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer in a manner other than in accordance with the Merger Agreement; or (vii) except as necessary to obtain sufficient Shares so that the number of Shares directly or indirectly owned by Parent and its subsidiaries will constitute at least 90% of the total Shares outstanding, provide any Subsequent Offering Period.

Unless extended in accordance with the terms of the Merger Agreement, the Offer will expire at 12:00 midnight, New York City time, at the end of Monday, March 11, 2013.

The Merger Agreement provides that if, on or prior to Monday, March 11, 2013, any of the conditions to the Offer have not been satisfied or waived, then, subject to the rights of BioClinica, Parent and Purchaser to terminate the Merger Agreement, Purchaser will extend the Offer for successive periods of up to ten business days each ending no later than April 30, 2013, with the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of the conditions. The Purchaser has also agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or the NASDAQ Global Market.

After acceptance for payment of Shares in the Offer, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares, then Purchaser may (but is not required to) elect to provide a Subsequent Offering Period (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act. A Subsequent Offering Period, if Purchaser elects to provide one or more, will be up to ten business days each. Purchaser is required to immediately accept for payment, and pay for, all Shares validly tendered in any Subsequent Offering Period.

Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of BioClinica, except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to promptly, and in any event within 24 hours, terminate the Offer and cause the Depositary to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

BioClinica’s Board of Directors. Under the Merger Agreement, after Purchaser first accepts for payment any Shares validly tendered in the Offer, Parent is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of BioClinica that is equal to the total number of directors on BioClinica’s board of directors multiplied by the percentage that the Shares beneficially owned by Parent, Purchaser and any of their affiliates, in the aggregate, bears to the total number of Shares then outstanding. At Purchaser’s request, BioClinica will take such actions necessary to enable Purchaser’s designees to be elected or designated to BioClinica’s board of directors, including filling vacancies or newly created directorships on BioClinica’s board of directors, increasing the size of BioClinica’s board of directors (including by amending BioClinica’s bylaws, if necessary, to increase the size of the board of directors) and/or by securing the resignations of its incumbent directors, and BioClinica agreed to cause Purchaser’s designees to be so elected or designated. After Purchaser first accepts for payment any Shares validly tendered in the Offer, BioClinica has also agreed to cause Purchaser’s designees to constitute the same percentage (rounded up to the next whole number) of (i) each committee of BioClinica’s board of directors and (ii) each board of directors of BioClinica’s subsidiaries and each committee thereof, as on BioClinica’s board of directors, to the extent permitted by applicable law and the NASDAQ. After Purchaser first accepts for payment any Shares validly tendered in the Offer, BioClinica has also agreed, at Parent’s request, to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c). See the Schedule 14D-9 furnished to stockholders concurrently herewith for information regarding the directors to be appointed or designated by Parent.

Pursuant to the terms of the Merger Agreement, until the Effective Time, the BioClinica board of directors will have at least three directors who were directors of BioClinica on January 29, 2013, and who are “independent directors” as defined by NASDAQ Marketplace Rule 4200(a)(15) and at least one of whom will be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, BioClinica will take all necessary action (including creating a committee of the board of directors) so that the remaining Continuing Director or Continuing Directors will be entitled to elect or designate another person who satisfies the foregoing independence requirements to fill such vacancy, and such person will be deemed to be a Continuing Director for purposes of the Merger Agreement. After Parent’s designees are elected or designated to, and constitute a majority of, the board of directors and prior to the Effective Time, in addition to any approvals of the board of directors or the stockholders of BioClinica as may be required by the certificate of incorporation of BioClinica, the by-law of BioClinica or applicable law, any (i) amendment or modification of the Merger Agreement which materially affects the holders of Common Stock, (ii) termination of the Merger Agreement by BioClinica, (iii) extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, (iv) waiver of any condition to BioClinica’s obligation under the Merger Agreement, (v) exercise or waiver of BioClinica’s rights or remedies under the Merger Agreement, (vi) amendment to BioClinica’s certificate of incorporation or by-laws, (vii) authorization of any agreement between BioClinica and any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, or (viii) taking of any other action by BioClinica in connection with the Merger Agreement or the transactions contemplated thereby may, in each case, be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office; provided, however, that BioClinica will designate, prior to the Acceptance Time, two alternate Continuing Directors that the board of directors will appoint in the event of the death, disability or resignation of the

Continuing Directors, each of whom will, following such appointment to the board of directors, be deemed to be a Continuing Director for purposes of the Merger Agreement. The Continuing Directors will have, and Parent will cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to BioClinica or the board of directors) and other advisors at the expense of BioClinica as determined by the Continuing Directors, and the authority to institute any action on behalf of BioClinica to enforce performance of the Merger Agreement.

Top-Up. Pursuant to the Merger Agreement, BioClinica granted to Purchaser an irrevocable Top-Up to purchase additional Shares, at a price per share equal to the Offer Price that, when added to the number of Shares owned by Parent, Purchaser and their subsidiaries (after giving effect to the consummation of the Offer), will constitute 90% of the Shares then outstanding (after giving effect to the Top-Up). The exercise price for the Top-Up may be paid by Purchaser (i) entirely in cash or (ii) at Purchaser’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the additional Shares to be purchased and (y) delivery of a promissory note having a principal amount equal to the balance of the aggregate purchase price, bearing simple interest at 5% per annum (payable on maturity), made by Purchaser. Any such promissory note (i) will be unsecured, non-transferable and due on the first anniversary of the consummation of the Top-Up), (ii) will be full recourse to Parent and Purchaser, (iii) may be prepaid, in whole or in part, at any time without premium or penalty, and (iv) will have no other material terms.

The Top-Up is subject to the conditions that (i) the Merger Agreement has not been terminated in accordance with its terms, (ii) upon exercise, Parent, Purchaser and their respective subsidiaries would hold, in the aggregate, 90% of the Shares then outstanding and (iii) Purchaser has accepted for payment Shares validly tendered in the Offer. The Top-Up is not exercisable for a number of Shares in excess of BioClinica’s total authorized and unissued (and not otherwise reserved or committed for issuance) Shares.

Subject to the limitations described above, Purchaser will be deemed to have exercised the Top-Up upon the consummation of the Offer if, on such date, there will not have been validly tendered in the Offer and not withdrawn such number of Shares as, when added to Shares owned by Parent, Purchaser or their subsidiaries, represent 90% of the Shares outstanding on such date. The closing of the Top-Up, if any, will occur simultaneously with, or as soon as practicable after, the Expiration Date.

Any impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of fair value of Shares in any appraisal proceeding in connection with the Merger.

The Merger. The Merger Agreement provides that, following completion of the Offer (or the Top-Up, if the Top-Up is exercised) and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into BioClinica and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	BioClinica will be the Surviving Corporation in the Merger; and

•	all of the rights, privileges, powers, franchises, properties and assets of BioClinica and Purchaser will vest in the Surviving Corporation and continue unaffected by the Merger.

The obligations of Parent and Purchaser, on the one hand, and BioClinica, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

•	the Merger Agreement having been adopted and the Merger approved by the requisite vote of the stockholders of BioClinica, if necessary or required by applicable law;

•	there not being in effect any order, judgment, decision, decree, injunction, ruling, writ or assessment of and governmental authority, and no law having been enacted (and remaining in effect) by any governmental authority, which, in any case, prohibits or makes illegal the consummation of the Merger; and

•	Purchaser having accepted for payment and paid for the Shares validly tendered and not withdrawn in the Offer.

The certificate of incorporation and the bylaws of Purchaser will be the certificate of incorporation and the bylaws of the Surviving Corporation until changed or amended. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of BioClinica immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

•	each issued and outstanding share of Purchaser’s capital stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

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all Shares owned by BioClinica or by Parent, Purchaser or any of their respective subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange for those Shares; and

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each issued and outstanding Share (other than Shares to be cancelled as set forth above, and other than Shares held by a holder who exercises appraisal rights with respect to the Shares) will be converted into the right to receive the Offer Price in cash, without interest.

After the Effective Time, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price in cash, without interest, upon the surrender of such certificate. At or prior to the Effective Time, Parent will deposit with the paying agent the aggregate consideration to be paid to holders of Shares in the Merger.

Treatment of Restricted Stock and Options.

Each holder of an outstanding award of BioClinica restricted stock will have the right to tender such restricted stock in the Offer. Effective upon the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, each share of restricted stock will become fully vested, and the restrictions thereon will lapse. BioClinica will take all actions necessary under BioClinica’s plans and arrangements to effect the foregoing, including delivering all notices and making any determinations or resolutions of BioClinica’s board of directors.

Neither Parent nor Purchaser will assume any of BioClinica’s Options in connection with the Offer, the Merger or any other transactions contemplated in the Merger Agreement. When Purchaser accepts Shares for payment in the Offer, each outstanding and unexercised Option will vest and become exercisable for Shares. To the extent not exercised prior to the Effective Time, each outstanding, unexercised Option will be deemed exercised and cancelled in connection with the Merger and, in consideration for such deemed exercise and cancellation, each former holder of any such cancelled Option will receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option times (ii) the total number of Shares subject to such Option; provided that if the exercise price per share of any such Option is equal to or greater than the per share Merger Consideration, such Option will be cancelled and terminated without any cash payment being made in respect thereof. BioClinica will take all actions necessary under BioClinica’s plans and arrangements to effect the foregoing, including delivering all notices and making any determinations or resolutions of BioClinica’s board of directors.

Meeting of Stockholders to Approve the Merger; Merger Without Meeting of Stockholders. BioClinica has agreed, acting through its board of directors, to, as soon as practicable after Purchaser first accepts of payment Shares validly tendered in the Offer:

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set (in consultation with Parent) a record date for and cause a meeting of its stockholders to be called, which we refer to as the “special meeting,” for the purpose of voting on the adoption of the Merger Agreement;

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solicit from its stockholders entitled to vote at the special meeting proxies in favor of adoption of the Merger Agreement and use its commercially reasonable efforts to take all other actions reasonably necessary to secure the vote or consent of such stockholders required by law or the Merger Agreement to effect the Merger; and

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prepare and file a preliminary proxy statement with the SEC, respond to any comments made by the SEC, use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto, and cause a definitive proxy statement for the special meeting, and related documents, to be mailed to BioClinica’s stockholders.

Subject to the terms and conditions of the Merger Agreement, BioClinica has agreed to include in the proxy statement the Recommendation (as defined below) of BioClinica’s board of directors that stockholders of BioClinica vote in favor of the adoption of the Merger Agreement. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned of record by Parent, or Purchaser or with respect to which Parent or Purchaser have sole voting power, if any, in favor of the adoption of the Merger Agreement and approval of the Merger.

If Parent, Purchaser and any of their subsidiaries and affiliates hold, in the aggregate, at least 90% of the outstanding Shares after Purchaser accepts for payment Shares validly tendered in the Offer (including any Subsequent Offering Period) and after consummation of the Top-Up, if any, then the parties to the Merger Agreement will cause the Merger to become effective as soon as practicable without a meeting of BioClinica’s stockholders in accordance with Section 253 of the DGCL.

Representations and Warranties. The Merger Agreement contains representations and warranties made by BioClinica to Parent and Purchaser and representations and warranties made by Parent and Purchaser to BioClinica. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including those qualifications and limitations contained in a confidential disclosure letter provided by BioClinica to Parent and Purchaser the terms of which have not been disclosed. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, BioClinica has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to BioClinica and its subsidiaries, such as organization, good standing, corporate power and enforceability;

•	approval by BioClinica’s board of directors;

•	the inapplicability of BioClinica’s Rights Plan to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

•	required governmental approvals;

•	its capitalization;

•	its subsidiaries;

•	financial statements and public SEC filings;

•	the absence of undisclosed liabilities;

•	conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect (as defined below);

•	material contracts;

•	real property;

•	intellectual property;

•	tax matters;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	permits, compliance with laws and regulatory matters;

•	litigation;

•	environmental matters;

•	litigation and insurance;

•	related party transactions;

•	finders’ and brokers’ fees and expenses; and

•	the opinion received by BioClinica’s board of directors from its financial advisor regarding the fairness of the transactions contemplated in the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by BioClinica are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event or development (each a “Change”, and collectively, “Changes”) that, individually or taken together with all other Changes, has had a material adverse effect on the business, financial condition or results of operations of BioClinica and its subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following will be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) resulting from, arising out of or attributable to any of the following will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) generally affecting the industries or markets in which BioClinica and its Subsidiaries conduct business;

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political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP (or the authoritative interpretation thereof);

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the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of BioClinica or any of its subsidiaries resulting from, arising out of, or attributable to the transactions contemplated by the Merger Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a result of the loss or departure of officers or employees of BioClinica or otherwise, resulting from, arising out of, or attributable to the transactions contemplated by this Agreement (but not, for the avoidance of doubt, the failure of any third party to grant a consent contemplated by this Agreement), and (D) any other negative development (or potential negative development) in BioClinica’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a result of the loss or departure of officers or employees of BioClinica or otherwise, directly resulting from, arising out of, or attributable to the transactions contemplated by this Agreement;

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any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required by, the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement;

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changes in BioClinica’s stock price or the trading volume of BioClinica’s stock, in and of itself, or any failure by BioClinica to meet any public estimates or expectations of BioClinica’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by BioClinica to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

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any legal proceedings made or brought by any of the current or former stockholders of BioClinica (on their own behalf or on behalf of BioClinica) against BioClinica arising out of the Merger Agreement, the Offer, the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing proviso, to the extent a Change (by itself or when aggregated or taken together with any and all other Changes) both (A) results from, arises out of, or is attributable to the matters described in any of the first six bullets above, and (B) disproportionately affects BioClinica and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which BioClinica and its subsidiaries conduct business, the disproportionate aspect of such Change may be taken into account when determining whether a “Company Material Adverse Effect” has occurred any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of BioClinica and its subsidiaries, taken as a whole.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to BioClinica with respect to, among other things:

•	corporate matters related to Parent and Purchaser, such as organization, good standing, corporate power and enforceability;

•	non-contravention;

•	required governmental approvals;

•	litigation;

•	access to information regarding BioClinica;

•	ownership of Shares;

•	brokers;

•	operations and ownership of Purchaser;

•	available funds; and

•	solvency.

None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Conduct of Business of BioClinica. Except as expressly required or permitted by the terms of the Merger Agreement, as required by applicable law, as disclosed by BioClinica to Parent, or as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, or, if earlier, the termination of the Merger Agreement, BioClinica has agreed that it will, and will cause its subsidiaries to:

•	use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practice; and

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use commercially reasonable efforts, consistent with past practices and policies, to preserve intact its business organization and preserve the current relationships with customers, suppliers and other persons with whom BioClinica or any of its subsidiaries has significant business relationships, as is reasonably necessary.

In addition, except as expressly required or permitted by the terms of the Merger Agreement, as required by applicable law, as disclosed by BioClinica to Parent, or as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the first acceptance for payment by the Purchaser of Shares pursuant to the Offer, or, if earlier, the termination of the Merger Agreement, BioClinica has agreed that it will not, and will not permit any of its subsidiaries to do any of the following:

•	amend its certificate of incorporation or by-laws or comparable organizational documents;

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issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock, equity or voting interest (including voting debt), except for the issuance and sale of Shares pursuant to

Options or restricted stock upon the exercise or vesting thereof, and for the issuance of the Top-Up Shares pursuant to the exercise of the Top-Up in accordance with the Merger Agreement;

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directly or indirectly acquire, repurchase or redeem any capital stock, equity or voting interest (including voting debt) of BioClinica or its subsidiaries, except in connection with tax withholdings and exercise price settlements upon the exercise of Options or vesting of restricted stock;

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split, combine, subdivide or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of BioClinica to BioClinica or one of its wholly-owned subsidiaries;

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propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of BioClinica or any of its subsidiaries, except for the transactions expressly contemplated by the Merger Agreement;

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incur any material indebtedness for borrowed money or guarantee any such indebtedness, in excess of $500,000, except for business expense advances in the ordinary course of business consistent with past practices to employees of BioClinica or any of its subsidiaries;

•	except as may be expressly required by the terms of any employee benefit or contract as in effect on the date hereof,

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enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees (other than officers) in the ordinary course of business consistent with past practice, or (2) in connection with the promotion of employees in the ordinary course of business consistent with past practice, or

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increase the compensation of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except, in the case of employees who are not directors or officers, in the ordinary course of business consistent with past practice;

•	settle any pending or threatened material legal proceeding;

•	except as may be required as a result of a change in applicable law or in GAAP, make any material change in any of the accounting principles or practices used by it;

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make or change any material tax election, settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes, except, in each case, in the ordinary course of business consistent with past practice;

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(A) acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein in excess of $500,000 in the aggregate or (B) acquire or dispose of any properties or assets (including equipment purchases) of BioClinica or its subsidiaries, in excess of $500,000 in the aggregate;

•	enter into, renew, extend, materially amend, cancel or terminate any material contract (except in the ordinary course of business consistent with past practice);

•	enter into any new line of business outside of its existing business and reasonable extensions thereof;

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except in the ordinary course of business, consistent with past practice, or between BioClinica and its subsidiaries, grant or acquire, agree to grant or acquire from any Person, or dispose of or permit to lapse any rights to any material intellectual property; or

•	agree to take, make any commitment to take, or adopt any resolutions of BioClinica’s board of directors in support of any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of BioClinica or its subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, BioClinica and its subsidiaries will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over their own business and operations.

No Solicitation. As of the date of the Merger Agreement, BioClinica has agreed that it and its subsidiaries will cease, and cause their representatives to cease) any and all existing discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below).

From the date of the Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement, BioClinica agreed that it and its subsidiaries will not, and will use their respective reasonable best efforts to cause their directors, officers, employees, controlled affiliates, investment bankers, attorneys and other agents and representatives, whom we refer to collectively as “representatives,” not to, directly or indirectly:

•	solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage or assist, an Acquisition Proposal;

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furnish to any person (other than parent, Purchaser of their designees) any non-public information relating to BioClinica or any of its subsidiaries, in each case with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an Acquisition proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

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enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, acquisition agreement, option agreement or other agreement contemplating or otherwise relating to any Acquisition Proposal; or

•	resolve to propose or agree to do any of the foregoing.

The foregoing restrictions do not prohibit BioClinica or its representatives from contacting in writing any person or group of persons who have made an acquisition proposal after the date of the Merger Agreement solely to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below).

Notwithstanding the restrictions described above, at any time before the first acceptance of Shares for payment in the Offer, BioClinica, its subsidiaries and their respective representatives may:

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participate or engage in discussions or negotiations with any person or group of persons that has made an unsolicited Acquisition Proposal after the date of the Merger Agreement that did not result from a material breach of the provisions of the Merger Agreement, if the board of directors of BioClinica determines in good faith, after consultation with its financial advisor and outside legal counsel, than such unsolicited Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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grant a waiver, amendment or release under any standstill agreement (or standstill provision of any agreement) for the purpose of allowing any person or group of persons to make an Acquisition Proposal; and/or

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furnish to any person or group of persons that has made an unsolicited Acquisition Proposal, if the board of directors of BioClinica determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, information relating to BioClinica or its subsidiaries and/or afford to any such person or group of persons access to the business, properties, assets, books, records and other non-public information, or to any personnel, of BioClinica and its subsidiaries, in each case subject to a confidentiality agreement on terms not less favorable to BioClinica in the aggregate than those contained in the confidentiality agreement governing the relationship between BioClinica and Purchaser.

BioClinica has agreed that, in connection with taking any of the foregoing actions, it will give Parent written notice of the identity of the person or group of persons and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case BioClinica will give Parent a copy thereof), and will, contemporaneously with furnishing any non-public information to such person or group of persons, furnish or make available such non-public information to Parent to the extent such information has not previously been furnished or made available to Parent.

If BioClinica receives (i) any Acquisition Proposal, (ii) any request for information that could reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, BioClinica is required under the Merger Agreement to promptly (and in any event within 48 hours) notify Parent of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group of persons making any such Acquisition Proposal, request or inquiry. BioClinica is further required to keep Parent reasonably informed on a reasonably prompt basis of any material change in the status or terms of any such Acquisition Proposal, request or inquiry and any related discussions or negotiations.

Board Recommendation. Subject to the provisions described below, BioClinica’s board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser in the Offer and, if required under applicable law, adopt the Merger Agreement. This is referred to as the “Recommendation.” BioClinica’s board of directors also agreed to include the Recommendation in the Schedule 14D-9 and to permit Parent to include the Recommendation in this Offer to Purchase and related Offer documents. The Merger Agreement provides that BioClinica’s board of directors will not effect a Recommendation Change except as described below.

Neither BioClinica’s board of directors nor any committee thereof will withhold, withdraw, amend or modify the Recommendation (which we refer to as a “Recommendation Change”) in a manner adverse to Parent or Purchaser, or publicly propose to do so; provided that a “stop, look and listen” communication by BioClinica’s board of directors to BioClinica’s stockholders pursuant to Rule 14-d9(f) of the Exchange Act is not deemed to be a Recommendation Change.

Notwithstanding the foregoing, BioClinica’s board of directors may effect a Recommendation Change at any time prior to the Acceptance Time:

•

if BioClinica’s board of directors receives an Acquisition Proposal that it determines in good faith constitutes a Superior Proposal after consultation with its financial advisor and outside legal counsel and BioClinica’s board of directors determines that the failure to effect a Recommendation Change would be inconsistent with its fiduciary duties under applicable law (a “Superior Proposal Recommendation Change”); or

•

in response to an Intervening Event, if BioClinica’s board of directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) that, in light of such Intervening Event, the failure to effect a Recommendation Change would be inconsistent with its fiduciary duties under applicable law (an “Intervening Event Recommendation Change”).

No such Recommendation Change may be effected be made unless, prior to making such Recommendation Change:

•	BioClinica has complied in all material respects with the requirements described above under “Summary of the Merger Agreement — No Solicitation”;

•

BioClinica has notified Parent in writing that it intends to effect a Recommendation Change, describing in reasonable detail the reasons for such Recommendation Change (a “Recommendation Change Notice”) including (X) in the case of a Superior Proposal Recommendation Change, the identity of the person making the Acquisition Proposal, the most current written agreement relating to the transaction that constitutes a Superior Proposal and all related transaction agreements and (Y) in the case of an Intervening Event Recommendation Change, describing such Intervening Event in reasonable detail (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice will not constitute a Recommendation Change for purposes of the Merger Agreement);

•

if requested by Parent, BioClinica will make its representatives available during the period beginning at 5:00 p.m. Central Time on the day of delivery by BioClinica to Parent of such Recommendation Change Notice and ending four business days later at 5:00 p.m. Central Time (the “Recommendation Change Notice Period”) to discuss with Parent’s representatives any proposed modifications to the terms and conditions of the Merger Agreement intended by Parent to cause such Superior Proposal to no longer constitute a Superior Proposal or to eliminate the need for BioClinica’s board of directors to effect a Recommendation Change as a result of an Intervening Event, as applicable; provided, however, that in the event that (x) after delivery of a Recommendation Change Notice in connection with a Superior Proposal, there has been a material change or revision to the terms of such Superior Proposal or (y) after delivery of a Recommendation Change Notice in connection with an Intervening Event, there has been a material change in the facts, events or circumstances relating to such Intervening Event, then, in either case, BioClinica will notify Parent of such material change or revision within 24 hours following such change or revision, and in connection with such change or revision the then-current Recommendation Change Notice Period will be extended such that at least two business days remain in such Recommendation Change Notice Period subsequent to the time BioClinica so notifies Parent of such material change or revision; and

•

Parent will have notified BioClinica that it has elected not to negotiate with BioClinica with respect to modification to the terms and conditions of this Agreement or BioClinica’s board of directors will have determined in good faith (after consultation with financial advisor and outside legal counsel), after considering the terms of any amendment or modification to the Merger Agreement proposed by Parent, that the failure to effect a Recommendation Change would still be inconsistent with its fiduciary duties under applicable Law.

The Merger Agreement does not prohibit BioClinica or its board of directors from taking and disclosing to its stockholders a position as required by Rule 14d-9 promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or from making any required disclosure to BioClinica’s stockholders if BioClinica’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to BioClinica’s stockholders under applicable law, provided that any Recommendation Change is subject to the limitations set forth above.

For purposes of this Offer to Purchase and the Merger Agreement:

•

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Purchaser) to engage in any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) the purchase or other acquisition by any person or group of persons, directly or indirectly, of more than twenty percent (20%) of the Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or group of persons that, if consummated in accordance with its terms, would result in such person or group of persons beneficially owning more than twenty percent (20%) of the Shares outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving BioClinica pursuant to which the stockholders of BioClinica immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of BioClinica and its subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of BioClinica and its subsidiaries, taken as a whole.

•

“Intervening Event” means any event, development or change in circumstances that is material to BioClinica and its subsidiaries, taken as a whole, that (i) was not known to BioClinica’s board of directors (or if known, the consequences of which were not known or reasonably foreseeable) as of January 29, 2013 and (ii) does not relate to any Acquisition Proposal or any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates.

•

“Superior Proposal” means any bona fide written Acquisition Proposal on terms that the board of directors of BioClinica will have determined in good faith (after consultation with its financial advisor and outside legal counsel), would be more favorable from a financial point of view to the stockholders of BioClinica than the Offer and the Merger, taking into account, after consultation with outside counsel and BioClinica’s financial advisors, the terms and conditions of such Acquisition Proposal (including legal, financial (including financing terms), regulatory and other aspects of the transaction contemplated therein, as well as the likelihood and timing of consummation thereof) and the Merger Agreement (including any changes to the terms of the Merger Agreement committed to by Parent in good faith to BioClinica in response to such Acquisition Proposal or otherwise) that the board of directors of BioClinica determines to be relevant; provided that for purposes of the definition of “Superior Proposal”, the references to “20% and 80%” in the definition above of Acquisition Proposal will be deemed to be references to “50%”.

Access. From the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, BioClinica has agreed to give Parent and Parent’s representatives reasonable access to all of its properties, books and personnel, subject to certain customary limitations.

Notification of Certain Matters. BioClinica will give prompt notice to Parent, and Parent will give prompt notice to BioClinica, of (i) any litigation commenced after the date of the Merger Agreement against such party or its directors or officers (in such capacity) by any stockholder of BioClinica (on such stockholder’s own behalf or on behalf of BioClinica) relating to the Offer, the Merger or the other transactions contemplated in the Merger Agreement, (ii) any notice received by such party from any governmental authority or person in connection with the Offer or the Merger or the other transactions contemplated by the Merger Agreement that the consent of such entity or person is or may be required in connection with the Offer or the Merger or the other transactions contemplated by the Merger Agreement, or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Offer or the Merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the Merger Agreement.

Section 16(b) Exemption. BioClinica has agreed to take all actions reasonably necessary to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of BioClinica (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or executive officer of BioClinica to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Delisting. BioClinica has agreed that prior to the Effective Time BioClinica will cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to cause the delisting of BioClinica and the Shares from the NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Financing Cooperation. BioClinica will, and will cause its subsidiaries to and use its commercially reasonable efforts to cause the officers, directors, employees, agents and representatives of BioClinica and its subsidiaries to provide Parent and its representative with certain customary cooperation in connection with Parent’s and Purchaser’s financing of the transactions contemplated in the Merger Agreement, in each case at Parent’s sole expense and provided that such efforts do not interfere unreasonably with the business or operations of BioClinica and its subsidiaries.

Indemnification and Insurance. Parent will cause the Surviving Corporation and its subsidiaries to honor and fulfill in all respects the obligations of BioClinica and its subsidiaries under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or by-laws or comparable organizational documents as in effect on the date of the Merger Agreement and (ii) all indemnification agreements between BioClinica or any of its subsidiaries and any of their respective current or former directors and officers, whom we refer to as “indemnified persons”.

For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless indemnified persons, to the fullest extent permitted by law, against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and, subject to approval by Parent (not to be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil or criminal, arising from or pertaining to the fact that such indemnified party is or was serving as a director or officer of BioClinica or its subsidiaries or the Merger Agreement and the transactions contemplated thereby.

The Surviving Corporation will maintain a tail prepaid insurance policy with a claims period of at least six (6) years from and after the Effective Time, with coverage at least as favorable in the aggregate as BioClinica’s current policies, except that neither Parent nor the Surviving Corporation will be required to pay, and (if obtained prior to the Merger) BioClinica will not be permitted to pay, with respect to such insurance policies an annualized premium of more than 200% of the annual premium paid by BioClinica for such insurance prior to the Merger.

Employee Matters. From and after the Effective Time, the Surviving Corporation will honor all employee benefit plans and arrangements of BioClinica in accordance with their terms as in effect immediately prior to the Effective Time and unless otherwise expressly terminated in accordance with their terms, such plans and arrangements will survive after the Effective Time, provided that the Surviving Corporation will be permitted to amend or terminate any such plan or arrangement in accordance its terms or as otherwise required by law.

For a period of not less than one year following the Effective Time, the Surviving Corporation will provide continuing employees compensation and employee benefits (exclusive of equity-based compensation) substantially no less favorable in the aggregate than the compensation and benefits provided to the respective employees immediately before the Effective Time. Continuing employees will generally receive full credit for prior service for purposes of eligibility and vesting and, for purposes of vacation and severance only for purposes of benefit accruals.

No provision of the Merger Agreement will be deemed to guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any continuing employee for any reason.

Tax Matters. Any transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes incurred by the parties in connection with the transactions contemplated in the Merger Agreement will be borne by Parent.

Efforts and Regulatory Filings. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all actions, and do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including causing the conditions to the Offer to be satisfied and obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from any governmental authorities and the making of all necessary registrations, declarations and filings with governmental authorities that are necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

BioClinica, Parent and Purchaser also agreed that they will:

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as soon as practicable, but in no event later than ten (10) business days after the date of the Merger Agreement, make the filings required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	as soon as practicable, file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign governmental authority that is required by antitrust laws;

•

use reasonable best efforts to cooperate with each other in making all such filings, supply one another with any information that reasonably may be required in order to make such filings, supply to any governmental authority any additional information that may be requested pursuant to any law or by such governmental authority, and, subject to limitations described below, take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws and to obtain any required consents thereunder as soon as practicable; and

•

use reasonable best efforts to take promptly all other actions as reasonably may be necessary to resolve such objections, if any, of U.S. or foreign antitrust authorities with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Parent and BioClinica agree to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any domestic or foreign antitrust law, and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate each and every impediment under any antitrust law asserted by any governmental authority, in each case, to cause the Merger and the other transactions contemplated by the Merger Agreement to occur prior to April 30, 2013, including but not limited to :

•	promptly complying with or modifying any requests for additional information (including any second request) by any governmental authority;

•	if necessary to obtain clearance by any governmental authority before April 30, 2013, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent, its subsidiaries and its and their affiliates and BioClinica and its subsidiaries, and any other restrictions on the activities of Parent, its subsidiaries and its and their affiliates and BioClinica and its subsidiaries (collectively a “Remedy”); provided, however:

•

that none of Parent, its subsidiaries or its and their affiliates will be required to enter into any Remedy that would materially impair the overall benefits expected to be realized from the consummation of the transactions contemplated by the Merger Agreement;

•

none of BioClinica nor any of its subsidiaries or affiliates will agree to enter into any Remedy without the prior written consent of Parent, assuming such Remedy is conditioned on the consummation of the transactions contemplated by the Merger Agreement; and

•

contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to the Merger Agreement to consummate the transactions contemplated thereby, unless Parent reasonably determines that litigation is not in its best interests.

Anti-Takeover Laws. If any takeover statute is or becomes applicable to the Offer, the Merger, the Top-Up or any other transaction contemplated by the Merger Agreement, then each of BioClinica (other than as a result of the inaccuracy of the representations and warranties of Parent and Purchaser in the Merger Agreement), Parent and Purchaser will use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated thereby.

Public Statements and Disclosure. BioClinica, Parent and Purchaser agreed that after an initial joint press release none of them will issue any public release or make any public announcement concerning the transactions contemplated in the Merger Agreement without the prior written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ (in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of issuance (it being understood that the final form is in the discretion of the disclosing party). The foregoing restrictions do not apply to any release or announcement made or proposed to be made by BioClinica in relating to any Acquisition Proposal or following a Recommendation Change pursuant to the limitations described above under “Summary of the Merger Agreement — No Solicitation”.

Confidentiality. Parent, Purchaser and BioClinica agree that the non-disclosure agreement, dated October 15, 2012, between JLL and BioClinica, as amended on January 3, 2013 (the “Confidentiality Agreement”) continues in full force and effect in accordance with its terms. BioClinica and JLL entered into the Confidentiality Agreement in connection with the consideration of a possible negotiated transaction involving BioClinica. Under the Confidentiality Agreement, JLL, on behalf of itself and its representatives, agreed, subject to certain exceptions, to keep confidential any non-public information concerning BioClinica. JLL also agreed to certain “standstill” and non-solicitation of employees provisions for the protection of BioClinica. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibits (d)(2) and (d)(3) hereto and is incorporated herein by reference.

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time only as follows:

•	by mutual written agreement of Parent and BioClinica;

•

by either Parent or BioClinica in the event that the first acceptance for payment by the Purchaser of Shares pursuant to the Offer will not have occurred on or before April 30, 2013, which we refer to as the “outside date”; provided, however, that such right to terminate the Merger Agreement is not be available to a party if such party’s actions or omissions have been a principal cause of, or primarily resulted in, the failure of the consummation of the Offer to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement or such party is in material breach of the Merger Agreement (we refer to this termination right as the “Outside Date Termination Right”);

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by either Parent or BioClinica if any order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any governmental authority of competent jurisdiction will be in effect, or if any law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger, and such order or law will have become final and nonappealable (which order or law the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the limitations described above under “Summary of the Merger Agreement — Efforts and Regulatory Filings”;

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by BioClinica, subject to and conditioned upon compliance with the provisions described above under “Summary of the Merger Agreement — Board Recommendation”, in the event that the board of directors of BioClinica has received an Acquisition Proposal that it determines in good faith constitutes a Superior Proposal after consultation with its financial advisor and outside legal counsel and that the failure to terminate the Merger Agreement in order to enter into an agreement with respect to such a Superior Proposal would be inconsistent with its fiduciary duties under applicable Law; provided, that, BioClinica contemporaneously enters into a definitive transaction agreement with respect to such Superior Proposal and that BioClinica pays Parent the Termination Fee described below under “Summary of the Merger Agreement — Fees and Expenses” (we refer to this termination right as the “Superior Proposal Termination Right”);

•	by Parent, in the event that BioClinica will have breached any of its representations, warranties or covenants under the Merger Agreement such that prior to the consummation of the Offer either:

•

any of the representations and warranties of BioClinica set forth in the Merger Agreement will not be true and correct (disregarding all qualifications or limitations as to materiality and Company Material Adverse Effect and words of similar import set forth therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties will not be true and correct (subject to such qualifications) as of such specific date only); or

•	BioClinica will have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

and BioClinica will have failed to cure such breach within ten business days after BioClinica has received written notice of such breach from Parent (but Parent will not be permitted to so terminate the Merger Agreement in respect of the breach set forth in any such written notice (x) at any time during such ten business day period, and (y) at any time after such ten business day period if BioClinica will have cured such breach during such ten business day period) (we refer to this termination right as the “Breach Termination Right”);

•

by Parent, in the event that (i) BioClinica’s board of directors will have effected a Recommendation Change; provided, however, that Parent’s right to so terminate the Merger Agreement will expire ten business days after the first date upon which BioClinica makes such Recommendation Change, or (ii) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of such Acquisition Proposal, BioClinica will not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that BioClinica’s stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer; provided, however, that Parent’s right to so terminate the Merger Agreement in respect of such a failure to act will expire ten business days after such failure(we refer to this termination right as the “Recommendation Change Termination Right”);

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by BioClinica, in the event that Parent or Purchaser will have breached any of its representations, warranties or covenants under the Merger Agreement (which breach would or could reasonably be expected to individually or in the aggregate, prevent or materially impede, hinder or delay the performance by Parent or Purchaser of any of their respective obligations under the Merger Agreement or the consummation of the Offer or the Merger), and will have failed to cure such breach within ten business days after Parent has received written notice of such breach from BioClinica (it being understood that BioClinica will not be permitted to so terminate the Merger Agreement in respect of the breach set forth in any such written notice at any time during such ten business day period, and at any time after such ten business day period if Parent and Purchaser will have cured such breach during such ten business day period); or

•

by BioClinica, in the event that (i) Purchaser fails to commence the Offer within the required time period or terminates or makes any change to the Offer in violation of the terms of the Merger Agreement or (ii) at any scheduled expiration date of the Offer, Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with the Merger Agreement and at such time all of the conditions to the Offer described in Section 13 — “Conditions of the Offer” are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer.

Notice of Termination; Effect of Termination. Any proper and valid termination of the Merger Agreement in accordance with the provisions described above under “Summary of the Merger Agreement — Termination” will be effective immediately upon the delivery of written notice of the terminating party to the other Parties to the Merger Agreement. In the event of such termination of the Merger Agreement, the Merger Agreement will be of no further force or effect without liability of any party thereto (or any director, officer, employee, affiliate, agent or other representative of such party) to the other parties thereto, except for the provisions described below under “Summary of the Merger Agreement — Fees and Expenses” and certain other provisions as described in the Merger Agreement. Nothing in the Merger Agreement will relieve any party from liability for any knowing and intentional breach of, or fraud in connection with, the Merger Agreement, except that if the Termination Fee is paid then such payment will be the sole and exclusive remedy of Parent and Purchaser against BioClinica and its subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, affiliates or successors.

Fees and Expenses. Except for provisions described below and certain transfer and filing fees as described in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Offer or the Merger is consummated.

BioClinica has agreed to pay Parent a termination fee equal to the sum of (x) all reasonably documented fees and expenses incurred by Parent or its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby, including all reasonable out-of-pocket fees and expenses incurred by or on behalf of Parent or its subsidiaries in connection with the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby up to a maximum of $2,000,000 (the “Parent Expenses”) and (y) $4,500,000 (collectively, the “Termination Fee”), if:

•	the Agreement is validly terminated by either Parent or BioClinica pursuant to the Outside Date Termination Right or by Parent pursuant to the Breach Termination Right;

•

at or prior to the time of any such termination a third party will have publicly disclosed a bona fide Acquisition Proposal pursuant to which the holders of Shares would be paid a price per Share in excess of the Merger Consideration; and

•

within nine (9) months following the termination of the Merger Agreement, BioClinica enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that for purposes of the preceding two references to “Acquisition Proposal”, the references to “20%” and “80%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”).

In the event that the Merger Agreement is validly terminated under the circumstances set forth in either of the first two bullets of the preceding sentence, then at the time of such termination, BioClinica will pay to Parent the Parent Expenses, and in the event that the Termination Fee later becomes payable by BioClinica, then any Parent Expenses, to the extent previously paid by BioClinica, will be credited against the Termination Fee then payable.

In the event that the Agreement is terminated by BioClinica pursuant to the Superior Proposal Termination Right, BioClinica will pay to Parent the Termination Fee as a condition to the effectiveness of such termination.

In the event that this Agreement is terminated by Parent pursuant to the Recommendation Change Termination Right, BioClinica will pay to Parent the Termination Fee within two (2) business days after such termination.

The Termination Fee is required to be paid by wire transfer of immediately available funds to an account designated in writing by Parent. BioClinica is not obligated to pay the Termination Fee on more than one occasion.

The parties acknowledged that the agreements contained in the provisions regarding the Termination Fee are an integral part of the transactions contemplated by the Merger Agreement. If BioClinica fails promptly to pay the Termination Fee when due, and, in order to obtain such payment, Parent commences a legal proceeding that results in an award against BioClinica for such fee, BioClinica will pay Parent its costs and expenses in connection with such legal proceeding, together with interest.

Amendment

The Merger Agreement may be amended by the parties at any time before or after the Offer Closing will have occurred or the Stockholder Approval will have been obtained; provided, however, that after the Offer Closing, and subject to certain limitations, there will be no amendment that decreases the Offer Price or the Merger Consideration, and after the Stockholder Approval has been obtained, there will be made no amendment that by applicable law requires further approval by BioClinica’s stockholders without such further approval having been obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that after the first acceptance by Parent of Shares for payment in the Offer, any amendment will also require the approval of the independent directors of BioClinica.

Extensions and Waiver

At any time and from time to time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed and except as otherwise set forth therein, extend the time for the performance of any of the obligations or other acts of the other parties thereto, as applicable, waive any inaccuracies in the representations and warranties made to such other parties thereto contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such other parties thereto contained therein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by BioClinica).

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to Consummation of the Merger” above), Parent, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Parent or its affiliates. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, BioClinica has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding Shares beneficially owned by Parent, Purchaser or any of their respective affiliates) of the directors of BioClinica to consist of persons designated by Purchaser (see “Summary of the Merger Agreement — Directors” above). As a result of its ownership of such Shares and right to designate nominees for election to the BioClinica board of directors (assuming no waiver of the Minimum Tender Condition, which would require consent by BioClinica), Parent indirectly will be able to control decisions of the BioClinica board of directors and the decisions of Purchaser as a stockholder of BioClinica. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of BioClinica, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

Pursuant to the terms of the Merger Agreement, until the Effective Time, the BioClinica board of directors will have at least three “Continuing Directors” who were directors of BioClinica on January 29, 2013, and who are “independent directors” as defined by NASDAQ Marketplace Rule 4200(a)(15). Any (i) amendment or modification of the Merger Agreement which materially affects the holders of Common Stock, (ii) termination of the Merger Agreement by BioClinica, (iii) extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, (iv) waiver of any condition to BioClinica’s obligation under the Merger Agreement, (v) exercise or waiver of BioClinica’s rights or remedies under the Merger Agreement, (vi) amendment to BioClinica’s certificate of incorporation or by-laws, (vii) authorization of any agreement between BioClinica and any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, or (viii) taking of any other action by BioClinica in connection with the Merger Agreement or the transactions contemplated thereby may, in each case, be effected only if such action is approved by a majority of the Continuing Directors then in office.

12.	Source and Amount of Funds

BioClinica has represented in the Merger Agreement that, as of January 25, 2013, (i) 15,685,671 Shares were issued and outstanding, and (ii) 1,553,965 Shares were reserved for issuance under BioClinica’s equity incentive plans with respect to outstanding Options. Based upon the foregoing, Purchaser estimates that the total amount of cash required to acquire all of the Shares pursuant to the Offer and consummate the Merger (including related fees and expenses) will be approximately $123,000,000. All such funds are currently available from the committed equity capital of the Sponsor, and the Sponsor has committed to contribute up to $115,000,000 to Parent in respect of the Offer pursuant to the Equity Commitment Letter, as discussed under Section 9 — “Certain Information Concerning Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor.” Purchaser’s obligation to purchase the Shares validly tendered and not properly withdrawn in the Offer is not subject to any financing condition. Parent and Purchaser do not anticipate the need to seek alternate sources of funding.

We do not believe Purchaser’s financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash that will be made available to us by the Sponsor, (b) the Offer is not subject to any financing condition, and (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. In addition, Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

13.	Conditions of the Offer

Notwithstanding any other provisions of the Offer and in addition to Purchaser’s right to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares, and may delay the acceptance for payment of or, subject to the any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for, any validly tendered Shares, if:

(1)	the Minimum Tender Condition has not been satisfied at the Expiration Date;

(2)	the HSR Condition has not been satisfied at the Expiration Date;

(3)	there will be pending any legal proceeding brought by any governmental authority against Parent, Purchaser or BioClinica challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

(4)	there will be any order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any governmental authority of competent jurisdiction in effect, or any law enacted, entered, promulgated, enforced or deemed applicable by any governmental authority of competent jurisdiction and remaining in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger;

(5)	any of the representations and warranties of BioClinica set forth in the Merger Agreement will not be true and correct (disregarding all qualifications or limitations as to materiality, Company Material Adverse Effect and words of similar import set forth therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties will not be true and correct (subject to such qualifications) as of such specific date only);

(6)	BioClinica will have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement;

(7)	since the date of the Merger Agreement, there will have occurred any change, circumstance, event or occurrence that has had or could reasonably be expected to have a Company Material Adverse Effect; or

(8)	the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition unless such waiver is consented to in writing by BioClinica), and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (other than as a result of a material breach by Parent or Purchaser). The foregoing conditions will be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that neither BioClinica nor any of its subsidiaries will, between the date of the Merger Agreement and the earlier of the first acceptance by Purchaser of Shares for payment in the Offer and any date upon which the Merger Agreement is terminated, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Shares, or make any other actual, constructive or deemed distribution in respect of the Shares, except for cash dividends made by any direct or indirect wholly-owned subsidiary of BioClinica to BioClinica, and except as expressly required or permitted by the Merger Agreement, as required by applicable law, as previously disclosed to Parent or as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed). See Section 11 — “Purpose of the Offer and Plans for BioClinica; Summary of the Merger Agreement and Certain Other Agreements.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on information provided by BioClinica, none of BioClinica, Parent or Purchaser are aware of any licenses or other regulatory permits which appear to be material to the business of BioClinica and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to BioClinica’s or Parent’s business or that certain parts of BioClinica’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”

Antitrust. Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain required waiting periods have been expired or have been terminated. These requirements apply to Parent by virtue of Purchaser’s acquisition of Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent filed its Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 8, 2013 and the required waiting period will expire at 11:59 p.m., New York City time on February 25, 2013, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. Although BioClinica is also required to file certain information and documentary material with the FTC and the Antitrust

Division in connection with the Offer, neither BioClinica’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Parent’s acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, BioClinica or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13 — “Conditions of the Offer.”

BioClinica also conducts business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which BioClinica conduct its business, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

Based upon an examination of publicly available and other information relating to the businesses in which BioClinica is engaged, however, Parent and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions of the Offer.”

Stockholder Approval. BioClinica has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by BioClinica and the consummation by BioClinica of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of BioClinica, and no other corporate proceedings on the part of BioClinica are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of the then-outstanding Shares representing at least a majority of the votes entitled to be cast at a meeting of stockholders, if and to the extent required by applicable law, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to BioClinica’s certificate of incorporation, the Shares are the only securities of BioClinica that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, during any Subsequent Offering Period or otherwise, Purchaser owns more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of BioClinica.

Short-Form Merger. Section 253 of the DGCL generally provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary entitled to vote on a merger, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, Parent could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of BioClinica in accordance with Section 253 of DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market, from BioClinica or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up, may be greater or less than that paid in the Offer.

State Takeover Laws. A number of states (including Delaware, where BioClinica is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, BioClinica is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 % of the outstanding voting stock of the corporation not owned by the interested stockholder.

BioClinica has represented to us in the Merger Agreement that its board of directors (at a meeting duly called and held) has duly adopted resolutions that, assuming the accuracy of the representations and warranties of Parent and Purchaser in the Merger Agreement, cause any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction, including Section 203 of the DGCL, that may purport to be applicable to BioClinica, Parent, Purchaser or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Purchaser and their respective affiliates solely with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America , the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp.,

a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Appraisal Rights. No appraisal rights are available to BioClinica stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of BioClinica who has not tendered his or her Shares in the Offer will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the “fair value” of, that stockholder’s Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of BioClinica for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration. BioClinica’s stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL. Similarly, the absence of such fairness opinion does not mean the intrinsic value of the Shares is greater than the Offer Price. If any BioClinica stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder’s Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A BioClinica stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal. Any impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of fair value of Shares in any appraisal proceeding in connection with the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Litigation. On February 1, 2013, a purported stockholder of BioClinica filed a complaint styled as a class action lawsuit in the Court of Chancery of the State of Delaware (the “Court of Chancery”). The case caption of this complaint is: James Gerson, on behalf of himself and all others similarly situated, v. BioClinica, Inc. JLL Partners, Inc., BioCore Holdings, Inc., BC Acquisition Corp., David E. Nowicki, Mark L. Weinstein,

Jeffrey H. Berg, Martin M. Coyne, E. Martin Davidoff, Marcella Locastro, Adeoye Y. Olukotun, Wallace P. Parker, Jr. and John P. Repko, C.A. No. 8272-VCG. On February 8, 2013, a second purported stockholder of BioClinica filed a complaint styled as a class action lawsuit in the Court of Chancery captioned Joel Powers, Individually and On Behalf of All Others Similarly Situated, v. BioClinica, Inc., et al., C.A. No. 8291-VCG. The complaints allege, among other things, that the board of directors of BioClinica conducted an unfair sales process resulting in an unfair consideration to the BioClinica stockholders in the Offer. The complaints assert that BioClinica’s board members breached their fiduciary duties in agreeing to the Offer and that BioClinica, JLL, Parent and Purchaser aided and abetted in the breaches of fiduciary duties. The lawsuits seek to enjoin the Offer and seek other equitable relief and unspecified monetary damages.

16.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are making the Offer to all holders of Shares other than BioClinica. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under “Available Information.” In addition, BioClinica has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning BioClinica” and Section 9 — “Certain Information Concerning Purchaser, Parent, Intermediate Holdco, Holdco and the Sponsor.”

The Offer does not constitute a solicitation of proxies for any meeting of BioClinica’s stockholders. Any solicitation which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, BioClinica or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

BC ACQUISITION CORP.

February 11, 2013

Schedule I

INFORMATION CONCERNING THE MEMBERS OF THE BOARD OF

DIRECTORS, BOARD OF MANAGERS, GENERAL PARTNERS, AND THE EXECUTIVE OFFICERS OF THE OFFEROR GROUP

Set forth below are the name, citizenship, business address, business phone numbers and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the directors, managers, general partners, and executive officers of the Offeror Group, and their noteworthy affiliates. Unless otherwise noted, the business address of each person and entity, listed below is in care of JLL Partners, Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017, United States of America, and the business phone number for each person and entity is (212) 286-8600.

The officers and directors of Purchaser, Parent, Intermediate Holdco and Holdco are: Mr. Paul S. Levy, Director; Michel Lagarde, President and Director; Daniel Agroskin, Treasurer and Director; and Andrew Goldfarb, Secretary and Director.

All persons listed below are citizens of the United States.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Paul S. Levy	Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. Mr. Levy serves as a director of Builders FirstSource, Inc., Patheon Inc., IASIS Healthcare LLC and PGT, Inc. Mr. Levy also serves or has served as director of Motor Coach Industries International, Inc., and J.G. Wentworth, Inc. and certain related entities, which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in 2008 and 2009, respectively. Mr. Levy holds a Juris Doctor degree from the University of Pennsylvania Law School and a Bachelor of Arts degree from Lehigh University, where he graduated summa cum laude and Phi Beta Kappa. He also holds a Certificate from the Institute of Political Science in Paris, France.

Michel Lagarde	Mr. Lagarde is a Managing Director of JLL Partners, Inc., which he joined in January 2008. Prior to that, Mr. Lagarde served as Chief Executive Officer and Chief Financial Officer of Philips Electronics North America, Domestic Appliances and Personal Care division. Mr. Lagarde serves as a director of Patheon Inc. Mr. Lagarde holds a Bachelor of Business Administration degree from European University Antwerp and an Executive Master degree in Finance & Control from the University of Amsterdam.

Daniel Agroskin	Daniel Agroskin is a Managing Director of JLL Partners, Inc., which he joined in August 2005. Prior to that, he was employed by JP Morgan Partners, a private equity investment firm and Merrill Lynch’s Mergers and Acquisitions Group. Mr. Agroskin serves as a director of Builders FirstSource, Inc., PGT, Inc. and Patheon Inc. Mr. Agroskin holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree from Stanford University.

Andrew S. Goldfarb	Andrew S. Goldfarb is an investment professional at JLL Partners, Inc., where he has served as Vice President since 2010. Prior to joining JLL, Mr. Goldfarb was an associate at The Carlyle Group and an investment banking analyst at Merrill Lynch in the Mergers and Acquisitions Group. Mr. Goldfarb holds a Master of Business Administration degree from Harvard Business School, with Distinction, and a Master of Science degree in management science and engineering and a Bachelor of Arts degree in economics from Stanford University. Mr. Goldfarb is a CFA® charterholder.

A-1

JLL PARTNERS FUND VI, L.P.

JLL Associates VI, L.P. is the sole general partner of JLL Partners Fund VI, L.P. The general partner of JLL Associates VI, L.P. is JLL Associates G.P. VI, L.L.C. Paul S. Levy is the managing member of JLL Associates G.P. VI, L.L.C. There are no executive officers appointed at JLL Partners Fund VI, L.P.

JLL ASSOCIATES VI, L.P.

JLL Associates G.P. VI, L.L.C is the sole general partner of JLL Associates VI, L.P. There are no executive officers appointed at JLL Associates VI, L.P.

JLL ASSOCIATES G.P. VI, L.L.C.

Paul S. Levy is the sole member of JLL Associates G.P. VI, L.L.C.

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of BioClinica or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by first class mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	If delivering by registered, certified or express mail or by overnight courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833